  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997.



                                                     REGISTRATION NO. 333-31563




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                -----------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM SB-2

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                                -----------------

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

                                     Nevada
                            (State of Incorporation)

                                  SIC No. 4825
              (Primary Standard Industrial Classification Code No.)

                                   33-0323376
                             (IRS Employer I.D. No.)

              1 BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965 (914)
      620-0765 (Address and Telephone Number of Principal Executive Office
                        and Principal Place of Business)

                                -----------------


Steven Lampert                               Copy to:
President                                    Caldwell R. Campbell, Esq.
Long Distance Direct Holdings, Inc.          Day, Campbell & McGill
1 Blue Hill Plaza                            3070 Bristol Street, Suite 650
Pearl River, New York 10965                  Costa Mesa, California 92626
(914) 620-0765                               (714) 429-2900

(Name, Address and Telephone Number
of Agent for Service)

                                -----------------


                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:


   As soon as practicable after the Registration Statement becomes effective.




        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE

      TITLE OF EACH                                      PROPOSED                   PROPOSED
        CLASS OF                                          MAXIMUM                    MAXIMUM
    SECURITIES BEING              AMOUNT TO             OFFERING PRICE           AGGREGATE OFFERING         AMOUNT OF
       REGISTERED               BE REGISTERED              PER UNIT                    PRICE             REGISTRATION FEE

Common Stock                      1,529,491                 $   1.50(1)             $2,294,237(1)               $696
Common Stock(2)                     152,950(3)              $   2.00(3)             $  305,900(3)               $ 93
                                  ------------              -----------             -------------               ----
Total Registration Fee                                                                                          $835
                                                                                                                ----

TOTAL DUE                                                                                                       $835
                                                                                                                ----


(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457 based upon the average of the bid and asked prices for the Common Stock on July 14, 1997, as reported by the OTC Bulletin Board.

(2) Shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(3) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457 based upon the exercise price of the warrants.




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       LONG DISTANCE DIRECT HOLDINGS, INC.

                              CROSS REFERENCE SHEET


                    Between Items of Form SB-2 and Prospectus

     REGISTRATION STATEMENT ITEM AND                    PROSPECTUS CAPTION
HEADING

1.   Front of Registration Statement and                Outside Front Cover Page
     Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages          Inside Front and Outside Back Cover Pages
     of Prospectus

3.   Summary Information and Risk Factors               Prospectus Summary; Risk Factors

4.   Use of Proceeds                                    Not Applicable

5.   Determination of Offering Price                    Not Applicable

6.   Dilution                                           Not Applicable

7.   Selling Security Holders                           Selling Stockholders

8.   Plan of Distribution                               Cover Page; Plan of Distribution

9.   Legal Proceedings                                  Business

10.  Directors, Executive Officers, Promoters           Management
     and Control Persons

11.  Security Ownership of Certain Beneficial           Principal Stockholders
     Owners and Management

12.  Description of Securities                          Description of Securities

13.  Interest of Named Experts and Counsel              Legal Matters; Experts

14.  Disclosure of Commission Position on
     Indemnification for Securities Act                 Management
     Liabilities

15.  Organization Within Last 5 Years                   Not Applicable

16.  Description of Business                            Business

17.  Management's Discussion and Analysis or            Management's Discussion and Analysis of
     Plan of Operations                                 Financial Condition and Results of
                                                        Operations

18.  Description of Property                            Business

19.  Certain Relationships and Related                  Certain Transactions
     Transactions

20.  Market for Common Equity and                       Market Price for Common Stock and
     Related Stockholder Matters                        Related Stockholder Matters

21.  Executive Compensation                             Management

22.  Financial Statements                               Financial Statements

23.  Changes in and Disagreements with Accountants
     on Accounting and Financial Disclosure             Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS
                          PRELIMINARY PROSPECTUS DATED


                               SEPTEMBER 25, 1997



                              SUBJECT TO COMPLETION

                       LONG DISTANCE DIRECT HOLDINGS, INC.


                                1,682,441 SHARES


                                       OF

                                  COMMON STOCK

                                ($.001 PAR VALUE)

The shares of Common Stock of Long Distance Direct Holdings, Inc. (the "Company") offered hereby (the "Shares") will be sold from time to time by the stockholders described herein (the "Selling Stockholders") in transactions in the national over-the-counter market or otherwise at prices prevailing at the time of sale. The Company will not receive any of the proceeds from the sale of the Shares. The expenses incurred in registering the Shares, estimated to be $50,000, will be paid by the Company.

The Shares offered hereby have been or upon the exercise of outstanding warrants will be acquired by certain Selling Stockholders from the Company in private transactions and are or will be "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future resales by the Selling Stockholders to the public without restriction. To the knowledge of the Company, the Selling Stockholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.


The Common Stock of the Company is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "LDDI". The bid and asked prices for the Common Stock on September 18, 1997, as reported by the OTC Bulletin Board were $1.1875 and $1.25 per share, respectively. To date, the volume of trading in the Common Stock has been limited and, therefore, the market prices for the Common Stock may not accurately reflect the value of the Company.


THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is September __, 1997.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commissions' web site address is http://www.sec.gov.

The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

No person is authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                                          PAGE

Prospectus Summary                                                          4

Risk Factors                                                                5

Market For Common Stock and Related Stockholder Matters                    11

Selected Financial Data                                                    12

Management's Discussion and Analysis of Financial Condition
  and Results  of Operations                                               13

Business                                                                   19

Management                                                                 30

Principal Stockholders                                                     33

Certain Transactions                                                       34

Selling Stockholders                                                       37

Plan of Distribution                                                       38

Description of Securities                                                  39

Legal Matters                                                              40

Experts                                                                    40

Further Information                                                        40



Index to Financial Statements                                              F-1

                               PROSPECTUS SUMMARY

This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve risks and uncertainties, such as statements of the Company's strategies, plans, objectives, expectations and intentions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

THE COMPANY


The Company, which was formerly known as Golden Ark, Inc., was originally formed as a "blank-check" company (a company formed specifically to seek a merger or acquisition candidate with whom it can merge or whom it can acquire). Golden Ark, Inc. became a public company on August 28, 1989 and remained inactive until October 6, 1995, when it acquired all of the outstanding stock of Long Distance Direct, Inc. ("LDDI") and LDDI became a wholly owned subsidiary of Golden Ark. Subsequent to this transaction, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc. LDDI is a New York corporation which was formed in 1991 for the purpose of acting as the general partner of Long Distance Direct L.P. ("LDDLP" or the "Partnership"), a New York limited partnership formed at the same time for the purpose of carrying on the business of a non-facilities-based reseller of long-distance telephone service. In September 1995, LDDI acquired all of the partnership interests of LDDLP in exchange for shares of LDDI common stock. After its acquisition of LDDI, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc. ("LDD Holdings"). In May 1996, LDD Holdings formed Long Distance Direct Marketing, Inc., a New York corporation ("LDDM"), as a wholly owned subsidiary for the purpose of producing and marketing a televised infomercial designed to recruit additional independent sales representatives. References herein to the Company, to LDDI or to LDDM shall mean LDD Holdings, LDDI and LDDM collectively unless the context otherwise requires. The financial statements included elsewhere herein relate to the business which was known as LDDLP prior to the acquisition of LDDLP by LDDI and the subsequent acquisition of LDDI by LDD Holdings.



LDDI is a non-facilities-based, or "switchless," reseller of outbound and inbound long-distance telephone, teleconferencing, cellular long distance and calling card services to small and medium-sized commercial customers and residential subscribers. All of the services sold by the Company are currently provided by AT&T Corporation ("AT&T") or MCI Telecommunications Corporation ("MCI"). According to a 1997 Telemetrix report, AT&T and MCI currently accounted for approximately 53% and 18% respectively, of total domestic long distance revenue. The Company signs up customers and provisions them onto the network of AT&T or MCI, which provide the actual transmission service. The Company has agreements with AT&T and MCI to purchase a minimum level of long distance telephone service at discounted bulk rates which are lower than rates LDDI's customers are able to obtain for themselves due to insufficient call volume. The Company does not own or lease any telephone equipment or participate in the call completion process. Provision of the service to the customer requires no equipment installation or modification on the customer's premises; all action to provide the service takes place within the local and inter-exchange carriers. The customer retains its existing telephone numbers and incurs no expense in making the decision to switch to the services of the Company.



Historically, the Company has marketed its services through three methods typically employed by sellers and resellers of telephone services: field sales, outbound telemarketing and direct mail. As of June 30, 1997, approximately 44% of the Company's billings were derived from these methods. The Company test-marketed a televised marketing program during the fourth quarter of 1996, which it started to roll out in January 1997, to increase its independent sales force. As of June 30, 1997, approximately 31% of the Company's billings were derived from this marketing program. In addition 24% of total revenue as of June 30, 1997 was derived from the sale of sales agents kits with regard to this televised marketing program. The Company has recently begun to establish its own in-house telemarketing operation. In November 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. The Company proposes to amend this agreement so that it is not mutually exclusive thus enabling the Company to provide its services through other multi-level marketing companies. As of June 30, 1997, approximately 1% of the Company's billings were derived from this marketing program. In January 1997, the Company signed a mutually exclusive agreement with National Benefits Consultants, LLC ("NBC"), a company in alliance with Deloitte & Touche LLP, under which NBC will market the Company's telecommunications services to audit clients of Deloitte & Touche LLP and other commercial entities. The Company expects to see the benefit of these billings in the third quarter of 1997. In August, 1997, the Company entered into an agreement with Credit Education Center, L.L.C. ("CEC") whereby CEC will market LDDI's telephone service in conjunction with its own services. The Company expects to realize revenue from this arrangement in the last quarter of 1997. See "Business."


The Company's offices are located at One Blue Hill Plaza, Pearl River, New York 10965. The Company's telephone number is (914) 620-0765.

     THE SELLING STOCKHOLDER OFFERING
Common Stock outstanding on June 30, 1997(1)                8,927,000
Common Stock offered by Selling Stockholders(2)             1,682,441
Risk Factors                                                This Offering involves a high degree of risk.
                                                            See "Risk Factors."
OTC Bulletin Board Symbol                                   LDDI


------------------

(1) Excluding 1,765,000 shares issuable upon exercise of outstanding options and 991,038 shares issuable upon exercise of outstanding warrants. The number of shares issuable upon exercise of outstanding options does not include an indeterminate number of shares issuable upon exercise of options held by National Benefits Consultants, L.L.C. See "Description of
Securities - Options."



(2) Includes 152,950 shares issuable upon the exercise of warrants held by certain Selling Stockholders.



SUMMARY FINANCIAL INFORMATION


The statement of operations data for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data as of December 31, 1995 and 1996 has been derived from financial statements of the Company which have been audited by Adelman, Katz and Mond, LLP., independent auditors, and included herein. The report of Adelman, Katz and Mond, LLP on such financial statements notes that the Company's significant recurring losses from operations and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern. The unaudited statement of operations data for the six months ended June 30, 1997 and the unaudited balance sheet data as of June 30, 1997 has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.



                                                  YEAR ENDED                           SIX MONTHS ENDED
                                                  DECEMBER 31                              JUNE 30
                                    ---------------------------------------          -------------------
                                     1994             1995             1996             1996      1997
                                    --------------------------------------------------------------------
                                                               (IN THOUSANDS)
Statement of Operations Data:
Revenues, Net                       $9,083          $7,986            $5,310         $3,456     $ 4,725
Operating Expenses                   3,877           3,219             3,321          1,693       2,405
Operating Loss                       (1,052)        (1,096)           (1,661)          (377)     (1,427)
Net Loss                             (1,221)        (1,874)           (2,401)          (441)     (1,428)


                                                       AS OF                  AS OF
                                                    DECEMBER 31              JUNE 30
                                                 -----------------           ---------
                                                 1995         1996             1997
                                                 -------------------------------------
                                                            (IN THOUSANDS)
Balance Sheet Data:
Working Capital (deficit)                       $(3,485)      $  975          $1,629
Total Assets                                      1,627        3,715           6,726
Total Liabilities                                 4,890        2,298           4,273
Shareholder's Equity (deficiency)                (3,262)       1,417           2,453



                                  RISK FACTORS

The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before deciding to purchase the Shares. These risk factors are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks may be significant, presently or in the future, and that the risks set forth below may affect the Company to a greater extent than indicated.

HISTORY OF OPERATING LOSSES AND RISK OF FUTURE LOSSES; ACCUMULATED DEFICITS; VIABILITY AS GOING CONCERN


The Company has never made a profit since inception in November, 1991. The Company has sustained operating losses of $1,052,236, $1,096,125 and $1,661,320 for the fiscal years ended December 31, 1994, 1995 and 1996, respectively, and sustained an operating loss of $1,427,000 for the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $8,494,435. The Company's expected expanded sales and marketing efforts could result in significantly higher operating losses in the future. There can be no assurances that the Company will not continue to experience operating losses in the future. In this respect, the report by the Company's independent certified public accountants on the Company's financial statements for the year ended December 31, 1996 notes that the Company's significant recurring losses from operations and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern. There can be no assurance that the Company will ever generate positive operating income. See "Business" and "Financial Statements."


LIMITED OPERATING HISTORY

The Company commenced its long-distance telephone service operations in November 1991 and, accordingly, has a limited operating history. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by a small business in a highly competitive industry. The Company's operating expenses are expected to increase significantly as a result of the Company's proposed expansion of its marketing and sales efforts, and its contractual minimum long-distance service purchase commitments to AT&T and MCI. The Company's capital resources are, and will continue to be, extremely limited. Since the Company has a limited operating history, there can be no assurance that its operations will be profitable or that it will ever generate sufficient revenues to meet its expenses and support its anticipated activities. See "Business" and "Financial Statements."

DEPENDENCE ON TELECOMMUNICATIONS SERVICE PROVIDERS

AT&T and MCI are currently the sole providers of the long-distance telecommunications services that the Company resells to its customers. The future business prospects of the Company are particularly dependent on the continuous and reliable use of AT&T and MCI's networks. Changes in tariffs, regulations, or policies by AT&T and MCI or the Company's failure to maintain or renew or a termination of such agreements by AT&T or MCI would in all likelihood materially adversely affect the Company's ability to continue to offer long distance service at commercially reasonable terms, and, in turn, would materially adversely affect the Company's business, financial condition, operations and prospects, and could result in the cessation of operations by the Company. AT&T and MCI may terminate the provision of services under its contract tariffs for limited reasons, including for non-payment by the Company, for national defense purposes or if the provision of services to the Company were to have a substantial adverse impact on the providers' network. There are no specific notice requirements with respect to such termination. Although the Company may have the right to switch end users to alternate providers subsequent to such termination, the end users have the right to discontinue such service at any time. See "Business." There can be no assurance that if the AT&T or MCI agreements were terminated or not renewed, the Company would be able to obtain other long distance communications services from alternate carriers on favorable terms, if at all.

POTENTIAL ADVERSE EFFECTS OF RATE CHANGES

The Company bills its customers for the various long-distance telecommunications services used by such customers. The total billing to each customer is generally less than the telephone charges for the same long-distance service that the customer would pay to a primary seller of such services, such as AT&T or MCI. LDDI 's ability to undersell such primary sellers arises as a result of the volume discount offered to the Company in accordance with the terms of its contracts with AT&T and MCI. The Company believes its lower customer bills are one of the most important factors in its ability to attract and retain customers. Therefore, narrowing of the differential between the rates charged to the Company's customers and the cost of the bulk-rate long-distance telecommunications services purchased by the Company for resale to such customers would have a material adverse effect on the Company. To the extent this differential decreases, the savings the Company is able to obtain for its customers would decrease and the Company would lose customers and face increased difficulty in attracting new customers, and the Company's operating results would also be materially adversely affected. The Company depends on this pricing differential for its revenue. There can be no assurance, however, that such pricing differential will not narrow or be eliminated entirely. The occurrence of such narrowing or elimination of the pricing differential would likely foreclose the prospects for any revenue for the Company whatsoever and could result in cessation of the Company's operations See "Business."

INTENSE COMPETITION

The Company markets long-distance telecommunications services utilizing the AT&T and MCI networks to small and medium-size commercial customers and residential subscribers at rates which are below the rates generally available to such customers from other carriers. Many other companies are engaged in a similar business to that of the Company and compete directly with the Company for the same customers. Many of the Company's competitors are established enterprises, such as AT&T, MCI and Sprint Corporation ("Sprint"), that possess greater name recognition, established customer bases and significantly greater resources than the Company. There is no distinction between the services offered by the Company and the services offered by other long-distance service providers. The same or similar volume discount pricing schedules available to the Company from AT&T and MCI are also available from AT&T, MCI, Sprint and other telecommunications services providers to current and potential competitors of the Company. There are no substantial barriers to the entry of additional competitors into the market. The recently enacted Telecommunications Act of 1996 eliminated many of the barriers to entry in the telecommunications market, which is likely to result in increased competition for the Company. Given these factors, it is highly likely that new competitors may emerge and acquire a significant portion of the Company's market share, thereby further diminishing the Company's prospects. In addition to direct competition from other resellers, the Company competes with the sales organizations of large telecommunications concerns such as Sprint, AT&T and MCI themselves, any of which at any particular time may offer prices lower than those offered by the Company, and all of which have far greater financial, marketing and other resources than the Company. See "Business -- Competition" and "Business-Regulation."

FAILURE TO MEET AT&T AND MCI MINIMUM PURCHASE REQUIREMENTS; CONTINGENT
LIABILITIES


The Company has entered into contract tariffs with AT&T and MCI for both outbound and inbound long distance service. See "Business -- Arrangements with AT&T" and "Business -- Arrangements with MCI." The Company recently entered into a new four-year negotiated contract tariff with AT&T, effective March 1, 1997, for the supply of inbound and outbound telephone service with volume discounts which obligates the Company for a minimum quarterly purchase requirement of $1,200,000 during the first three years increasing to $1,475,000 in the fourth year of the contract. The contract provides that failure to achieve the minimum will require payment of the shortfall by the Company. The Company has not met its minimum purchase requirements for the first six months of 1997. The Company believes that it has been prevented from meeting its commitments partially because new accounts have been sent to AT&T for provisioning since January 1, 1997 but have not yet been confirmed to LDDI's service. The Company has addressed this issue with AT&T who has agreed to research the problem. Although the Company has not met its minimum purchase requirements, there are provisions for current shortfall to be made good by future usage in excess of the minimum commitments. There can be no assurance that the Company will achieve future excess usage in sufficient amounts to offset the current shortfalls. Under the contract tariff, the Company is obligated to make payments equal to its minimum purchase requirements for the outstanding term of the agreement if there is an early termination of the plan. Under this contract, AT&T agreed to waive payment of the entire cumulative shortfall charged under the Company's prior contracts (approximately $2.3 million as of December 31, 1996, none of which has been reflected in the Company's financial statements included herein) provided that the Company discharge its past due obligations to AT&T. As of June 2, 1997, the Company paid its past due obligation to AT&T and AT&T has agreed to waive payment of the entire $2.3 million shortfall.



In March 1996, the Company signed a four-year negotiated contract with MCI, and signed amendments to such agreement in September 1996, February, 1997 and April 1997, for the supply of inbound and outbound telephone service with volume discounts in return for minimum quarterly purchase requirements rising to $3,000,000 per quarter after the first 18 months of service under the contract. The first 18 month period of the MCI contract is referred to as the "ramp period." The purpose of the ramp period is to afford the Company time to build up its customer base. During the ramp period, the Company had no minimum purchase obligation during the first 8 months and minimum monthly purchase obligations of $250,000 during the ninth through twelfth months, $500,000 during the thirteenth through fifteenth months and $750,000 during the sixteenth through eighteenth months. Failure to achieve the minimum will require shortfall payments by the Company. The Company has not met its minimum purchase requirements for the first six months of 1997. Under the MCI agreement, the Company is charged for shortfall in an amount equal to 15% of the difference between the Company's actual monthly usage and its monthly commitment. However, at the end of each quarter, if the Company's quarterly actual usage exceeds its quarterly commitment, the Company is entitled to receive a credit for any shortfall charges billed for the previous quarter. The Company believes that it has been prevented from meeting its commitments because certain new customers acquired by the Company since January 1, 1997 and processed through MCI were confirmed to LDDI's service but, due to software problems at MCI, the Company has not yet received the benefit of these accounts. The Company is in discussions with MCI to resolve the problem, to determine an appropriate level of compensation for the error and to ensure that this problem does not recur with regard to future orders sent to MCI. MCI has assured the Company that this problem is being investigated and will be resolved. There can be no certainty, however, that the result of these discussions will be favorable to the Company or that the accounts in question will ultimately be recovered by the Company.

The Company is currently re-negotiating its contract with MCI. The Company is requesting lower prices in turn for higher commitment levels. Under this new contract, the Company anticipates being released from any shortfall obligations through, at least, September 1997.

The Company estimates that, in order to meet its current annual commitment to ATT & MCI of $16.8 million (AT&T annual minimum commitment is $4.8 million and MCI is $12 million once the ramp-up period is over) it must bill its customers approximately $25 million annually at the current profit margin level of 30%. Although the Company is aggressively marketing its services through media, direct mail and arrangements with National Benefits Consultants, L.L.C. and Credit Education Center, L.L.C., the Company has not reached this level of sales to date, and there can be no assurance that this level of sales will be achieved in the future. Should the Company fail to maintain or renew either of its agreements with AT&T or MCI, such failure could have a material adverse effect on the Company's business, financial condition, results of operation and prospects.


CONTROL BY OFFICERS AND DIRECTORS


As of June 30, 1997, the Company's officers, directors and principal shareholders with whom certain directors are affiliated beneficially owned or controlled in the aggregate 5,578,203 shares of Common Stock (including 1,307,960 shares issuable upon the exercise of options held by the Company's executive officers and directors) or approximately 54% of the outstanding shares of the Company's Common Stock as of such date. See "Principal Shareholders." As a result, these shareholders, if acting in concert, will be able to elect a majority of the Company's directors and affect the outcome of most corporate actions requiring shareholder approval including delaying or preventing any change in control.

Investors who purchase the Shares may be subject to certain risks due to the concentrated ownership of the Common Stock of the Company. Such risks include the fact that the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, delay, defer or prevent a change in control or other transaction of the Company, such as an unsolicited takeover, which change in control or other transaction might be beneficial to the shareholders.

GOVERNMENTAL REGULATION


The Company's activities are heavily regulated by the public utility commissions of the various states in which the Company operates. Also, decisions by the Federal Communications Commission ("FCC") with respect to permissible business activities or pricing practices may have an adverse impact on the Company's operations. The Company is required to file tariffs for interstate and international service with the FCC, which tariffs become effective on one day's notice. The Company is also required to file tariffs or obtain approval for intrastate service provided in most of the states in which it is marketing long distance services. The Company could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by the Company's failure to file tariffs. Moreover, any significant change in regulations by state governmental agencies could significantly increase the Company's costs or otherwise have a material adverse effect on the Company's activities and on its future prospects particularly if those policies make it more difficult to obtain service from AT&T, MCI or other long distance companies at competitive rates, or otherwise increase the cost and regulatory burdens of providing long distance service. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in Congress further liberalizing the telecommunications industry, specifically by permitting the Bell Operating Companies (BOCs) to provide service in the long-distance market and allowing the long distance carriers such as AT&T, MCI and the Company into the local markets. There can be no assurance that the entry of the BOCs or other competitors into the long-distance market will not have a material adverse effect on the Company's business. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition or results of operations of the Company. Regulatory action by the FCC or the states also could adversely affect or otherwise increase the cost and regulatory burdens of providing long distance services. As it engages in direct marketing to end users, the Company will be subject to applicable regulatory standards for marketing activities and the increased FCC and state attention to certain marketing practices may become more significant to the Company. See "Business -- Regulation."


POTENTIAL INSUFFICIENCY OF WORKING CAPITAL TO SUPPORT OPERATIONS


There can be no assurance that the cash generated from operations will be sufficient to support the Company's anticipated level of operations, or even a diminished level of operations, for any significant period beyond the date hereof. If the Company's plans change or its assumptions prove to be inaccurate or it is otherwise unable to generate sufficient revenues or income, the Company may require additional funds to maintain its operations or, if such funds are unavailable, the Company may have to cease its operations altogether. If additional funds are required, the Company will have to seek additional equity or debt financing, bank loans, or other financing to sustain its planned expansion and growth. Such financing, if obtainable at all, may be on terms materially adverse to the Company's present shareholders and persons who purchase the Shares, with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. The Company currently has no binding commitments for any additional financing. No assurance can be given that the Company will be able to obtain any additional financing, if necessary, on acceptable terms or otherwise. Failure to obtain such additional financing on reasonable terms or otherwise would materially adversely affect the Company's ability to fund its operations and could force the Company to restructure, file bankruptcy, sell assets or otherwise cease operations.


DEPENDENCE ON KEY PERSONNEL

The success of the Company will be largely dependent on the efforts of certain key personnel of the Company, including Steven L. Lampert, its Chairman, Chief Executive Officer and President, and Michael D. Preston, its Chief Financial Officer and Vice President-Finance. The Company has not entered into written or formal employment agreements with Messrs. Lampert and Preston. The loss of the services of either of these individuals would have a material adverse effect on the Company. The Company has key-man life insurance policies in the amount of $1,000,000 for each of Messrs. Lampert and Preston. The success of the Company will also depend, in part, upon its ability in the future to attract and retain additional qualified operating, marketing and financial personnel. See "Business" and "Management."

DEPENDENCE ON PERFORMANCE OF NON-AFFILIATED COMPANIES TO INCREASE SALES


The Company's future performance depends on the success of certain non-affiliated companies it is employing to sell its services. These companies include National Benefits Consultants, LLC ("NBC"), a company which makes recommendations for alternate sourcing of certain products and services so as to reduce the cost burden on its clients, Guthy-Renker Corporation ("Guthy-Renker"), a direct response marketing company and infomercial producer and Credit Education Center, L.L.C. These companies are in addition to the current and historical agents of the Company, which have been unsuccessful in increasing the Company's sales. The efforts of the Company's own agents have been insufficient to create an operating profit. There can be no assurance that the use of NBC, Guthy-Renker or Credit Education Center, L.L.C. or any other unaffiliated company will enable the Company to increase revenues, or generate any operating profit or decrease its operating losses. See "Business" - "Marketing and Sales," "Televised Marketing Program," "Multi-Level Marketing," and "National Benefits Consultants/Deloitte & Touche LLP."


CONFLICTS OF INTEREST

The Company may be subject to certain conflicts of interest arising out of its relationship with its legal counsel, Day, Campbell & McGill, and the fact that Rowland W. Day II of such firm sits on the Company's Board of Directors and certain members of such firm are significant shareholders in the Company. While not prohibited under applicable law, such a relationship may give rise to conflicts of interest that could affect the Company's legal representation and, therefore, could have an adverse affect on the Company's business, financial condition or operations.









RELIANCE ON INDEPENDENT CARRIER AND MARKETING COMPANIES; LACK OF CONTROL OVER MARKETING ACTIVITIES

The Company markets its services primarily through independent agents and non-affiliated companies which generally have entered into mutually exclusive agreements with the Company. Such agents and non-affiliated companies make no minimum use or revenue commitments to the Company under these agreements. In the event that the Company loses access to AT&T or MCI's network or billing services, the Company's agreements with agents and non-affiliated companies could be adversely impacted or terminated. Certain marketing practices, including the methods and means to convert a customer's long distance telephone service from one carrier to another, have been subject to increased regulatory review at both the federal and state levels. This increased regulatory review could adversely affect the acquisition of new business by agents and non-affiliated companies. Because agents and non-affiliated companies are independent, the Company is unable to control their activities. The Company is also unable to predict the extent of its agents' and non-affiliated companies' compliance with applicable regulations or the effect of such increased regulatory review. None of the agents or non-affiliated companies has a substantial operating history with the Company, and therefore no assurance can be given as to their ability to execute their agreements or to attain a level of sales sufficient to cover related operating expenses or other future plans.

TECHNOLOGICAL CHANGE AND NEW SERVICES

The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The impact of such changes in service and standards on the Company has been limited due to its selling only AT&T long-distance services until April 1996. The Company believes that its future success will depend in part on its ability to anticipate such changes and to offer on a timely basis market responsive services that meet these evolving industry standards, especially if at some future time the Company should cease selling AT&T service. There can be no assurance that the Company will have sufficient resources to introduce new services that would satisfy an expanded range of customer needs.

CUSTOMER ATTRITION

The Company experiences a high level of customer attrition that could materially adversely affect the Company. The Company does not have a long history of operations and accordingly, the level of customer attrition experienced to date may not be indicative of future attrition levels. Increasing customer attrition levels would be more detrimental to the Company. In addition, there can be no assurance that any steps taken by the Company to counter increased customer attrition will be successful.

AUTHORIZATION OF PREFERRED STOCK

The Company's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company favorable to the stockholders. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future, and if issued the rights and privileges issued to preferred stock holders might be detrimental to holders of the Shares. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE; IMPENDING REGISTRATION


Of the 8,927,000 shares of the Company's Common Stock outstanding on June 30, 1997, approximately 1,968,994 are freely tradeable and approximately 3,384,324 shares (excluding approximately 2,038,615 shares which have been previously registered for resale and approximately 1,529,491 shares outstanding as of June 30, 1997 which are included in the Registration Statement to which this Prospectus relates) are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"). The "restricted securities" may be sold only pursuant to registration under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act including that arising under Rule 144. Approximately 3,200,000 of the restricted securities became eligible for resale under Rule 144 on April 29, 1997, and the balance will be eligible for resale under Rule 144 during 1997 at various times after April 29 of such year. Generally, under Rule 144, each person having held restricted securities for one year may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for two years is entitled to sell such shares without regard to any of the limitations described above. Actual sales of significant amounts of shares, or the prospect of such sales, will likely have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor. See "Principal Stockholders."


LIMITED PUBLIC MARKET FOR SECURITIES OF THE COMPANY

Although the Company's Common Stock is currently traded on the National Association of Securities Dealers ("NASD") Electronic Bulletin Board, there was no trading activity prior to December 1995, and since such date there has been only an extremely limited and sporadic trading market for the Common Stock. There can be no assurance that an active trading market for the Company's Common Stock will develop at any time in the future, especially as long as the Company's Common Stock continues to be traded only on the Electronic Bulletin Board. See "Market for Common Stock and Related Stockholder Matters."

NASDAQ LISTING REQUIREMENTS; RISK OF LOW-PRICED SECURITIES


The Securities and Exchange Commission recently approved rules imposing more stringent criteria for the listing of securities on the NASDAQ Small Cap Market including (1) either $4,000,000 of net tangible assets, $750,000 of net income in the latest fiscal year or two of the last three fiscal years, or market capitalization of at least $50,000,000, and (2) a bid price of at least $4.00 per share. Until the Company's Common Stock is eligible for listing on the NASDAQ small cap market, as to which there can be no assurance, trading, if any, will be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD Electronic Bulletin Board. An investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities if they are traded in the over-the-counter market.


The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. Regulations of the SEC generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, or (ii) net tangible assets of $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 for the last three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not meet the exceptions described in the previous paragraph, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

NO DIVIDENDS

The Company has never paid any cash or other dividends on its Common Stock. The Company anticipates that in the foreseeable future earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash or any other dividends in respect of the Common Stock will be paid in the foreseeable future. See "Dividend Policy."

RELATED PARTY TRANSACTIONS AND POSSIBLE CONFLICTS OF INTEREST

Until November, 1996, the Board of Directors consisted of Steven Lampert and Michael Preston, both of whom are executive officers and principal shareholders of the Company. Thus, there has in the past existed the potential for conflicts of interest in transactions between the Company and such individuals or entities in which such individuals have an interest. The Company has attempted to ensure that any such transactions were entered into on terms that were no less favorable than could have been obtained in transactions with unrelated third parties. In November, 1996, three additional individuals, none of whom is an officer or employee of the Company, were elected to the Board of Directors. One of such individuals, however, Rowland W. Day II, is a principal with the law firm that acts as corporate counsel to the Company. While not prohibited under applicable law, such a relationship may give rise to conflicts of interest that could affect the Company's legal representation and, therefore, could have an adverse affect on the Company's business, financial condition or operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding: the Company's strategies, plans, objectives and expectations; the Company's ability to market and sell products; the ability of the Company to meet minimum purchase requirements under its agreements with AT&T and MCI; the Company's future operating results; the Company's ability to obtain sufficient additional financing to support operations and other matters are forward-looking statements. Although the Company believes that the expectations reflected in such forward looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are set forth in these "Risk Factors," as well as elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.



           MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol LDDI since December 13, 1995. There was no active trading market for the Company's Common Stock for more than two years prior to December 13, 1995. Since December 13, 1995, trading activity with respect to the Company's Common Stock has been extremely limited and sporadic, and there is a significant number of days or weeks when there has been no trading activity at all.


The following table reflects the high and low bid prices of the Company's Common Stock as reported by the OTC Bulletin Board from December 13, 1995 to September 18, 1997. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.




                                                  High         Low
                                                  ----         ---
1995
Fourth Quarter (December 13 to December 31)       $3.00        $3.00

1996
First Quarter                                     $3.00        $3.00
Second Quarter                                    $6.00        $3.00
Third Quarter                                     $6.00        $4.50
Fourth Quarter                                    $5.00        $2.00

1997
First Quarter                                     $4.50        $2.00
Second Quarter                                    $3.375       $ .25
Third Quarter (through September 18)              $1.50        $1.00




As of June 30, 1997, there were approximately 313 shareholders of record of the Company's Common Stock. On September 18, 1997, the closing bid price for the Company's Common Stock was $1.1875.


DIVIDEND POLICY

The Company has never paid any cash dividends on its Common Stock and anticipates that, for the foreseeable future, no cash dividends will be paid on its Common Stock. Payment of future cash dividends will be determined by the Company's Board of Directors based upon conditions then existing, including the Company's financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, the Company's future credit arrangements may restrict the payment of dividends.

                           SELECTED FINANCIAL DATA


The statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 have been derived from financial statements of the Company which have been audited by Adelman, Katz and Mond, LLP, independent auditors, and included herein. The report of Adelman, Katz and Mond, LLP, on such financial statements notes that the Company's significant recurring losses from operations and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern. The unaudited statement of operations data for the six months ended June 30, 1997 and the unaudited balance sheet data as of June 30, 1997 have been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.




                                                                 YEAR ENDED                      SIX MONTHS ENDED
                                                                 DECEMBER 31                         JUNE 30
                                                    ---------------------------------------     ------------------
                                                     1994            1995             1996      1996          1997
                                                    ---------------------------------------     ------------------
                                                                            (IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:

Revenues, gross                                     $ 9,528         $ 8,364         $ 5,320     $3,463      $4,729
Customer rebates and refunds                            445             378              10          7           4
                                                    -------         -------         -------     ------      ------
Revenues, net                                        $9,083          $7,986          $5,310     $3,456      $4,725

Cost of services                                      6,258           5,863           3,650       2,140          3,747
Gross Profit                                          2,825           2,123           1,660       1,316            978

Operating Expenses

Sales and marketing                                   1,323             519             380         316            248
General and administrative                            2,554           2,700           2,941       1,377          2,157
                                                    -------         -------         -------      ------         ------
                                                      3,877           3,219           3,321       1,693          2,405

Loss from operations before interest and tax         (1,052)         (1,096)         (1,661)       (377)        (1,427)
Interest expense                                        169             371             740          64              1
                                                    -------         -------         -------      ------         ------

1994 IPO costs written off                               --             407              --          --             --
                                                    -------         -------         -------      ------         ------

Net Loss                                             (1,221)         (1,874)         (2,401)       (441)        (1,428)




                                                           AS OF                        AS OF
                                                        DECEMBER 31                    JUNE 30
                                             ------------------------------            --------
                                             1995                      1996              1997
                                             --------------------------------------------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:

Working Capital (deficit)                    $(3,485)                 $ 975             $1,629

Total Assets                                   1,627                  3,715              6,726

Total Liabilities                              4,890                  2,298              4,273

Shareholder's Equity (deficiency)             (3,262)                 1,417              2,453



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, such as statements of the Company's strategies, plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1997 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1996.



         Gross revenues for the six months ended June 30, 1997 were $4,729,313 as compared to $3,463,502 for the six months ended June 30, 1996. The increase in sales is attributable to revenue realized from the Company's new marketing ventures. The Company's televised marketing program generated $1.1 million or 24% of total revenue through the sale of marketing kits sold during the program and $1.4 million or 31% of total revenue in billed and unbilled telephone service.



         Revenue for the period ended 6/30/97 includes a significant volume of unbilled revenue in respect of certain new customers which were acquired by LDDI since January 1, 1997 and processed through MCI and which form a large proportion of the customers who were generated from the Company's televised marketing program. The accounts in question were confirmed to LDDI's service but, due to software problems at MCI, the Company has not yet received the benefit of these billings. The Company is in discussions with MCI to resolve the problem, to determine an appropriate level of compensation for the error and to ensure that this problem does not recur with regard to future orders sent to MCI. MCI has assured the Company that the problem is being investigated and will be resolved. There can be no certainty, however, that the result of these discussions will be favorable to the Company or that the unbilled revenues will ultimately be recovered by the Company.



         In May, 1996, the Company, through its wholly owned subsidiary, Long Distance Direct Marketing, Inc., entered into an arrangement with Guthy-Renker Distribution, Inc., ("GRD") an infomercial producer and promoter, to produce and market a thirty minute infomercial selling the right to become an independent sales representative of the Company. Under the original contract, the Company was responsible for financing the loss incurred from the sale of sales agent kits sold during the program. In the six months ended June 30, 1997, the Company recorded losses from the sale of sales agent kits amounting to $243,603.



                  In August, 1997, the Company entered into an agreement with Credit Education Center, L.L.C. ("CEC") whereby CEC will market LDDI's telephone service in conjunction with its own services. To date, the Company has received approximately 4,500 new accounts through this arrangement and expects to realize revenue from these new accounts in the last quarter of 1997.



                  The Company has begun to establish its own in-house telemarketing facility and intends to increase expenditures on direct mail activities. Due to its marketing strategies,the Company is poised for growth in revenue and customer base but there can be no assurance that its marketing ventures will produce substantial increases in revenue.



         In the first quarter of 1996, Congress passed legislation allowing the entry of long-distance carriers into the local market and local carriers into the long distance market to foster greater competition within the telephone industry. While this may lead to increased competition for the Company in the long distance market from local carriers, management plans to enter into the local market in order to increase its overall market share. The Company is presently in the process of obtaining certification to provide local service to its customers.



         The Company also entered the residential market in 1996. Previously, the Company sold exclusively to commercial customers. The Company has signed an agreement with MCI which allows the "LECs" (Local Exchange Carriers) to bill and collect on behalf of the Company. Although the Company continues to bill its customers directly, it will continue to keep under review whether to bill its residential customers through the LEC's.



         Management believes that the Company's systems, which will be further upgraded in the third quarter of 1997 to provide quicker response times for the customer service and collections functions, are capable of supporting the anticipated growth in the Company's revenues. There can be no assurance, however, that the Company's systems will be capable of handling such growth, if any.



         Gross profit was $978,412 and $1,316,104 for the six months ended June 30,1997 and 1996, respectively. As a percentage of net sales, the gross profit margins for the six months ended June 30, 1997 and 1996 were 21% and 38%, respectively. This decrease is mainly attributable to a loss incurred with respect to the sale of sales agent kits sold through the Company's televised marketing program.



         The Company recently entered into a new four-year contract tariff with AT&T - which supersedes its contract dated September 1, 1995 - which became effective March 1, 1997 for the supply of inbound and outbound telephone service. The Company's minimum quarterly purchase requirement remains constant at $1,200,000 in years one to three and increases to $1,475,000 in year four. (This quarterly purchase requirement of $1,200,000 is the same as the Company's obligation under its previous contract with AT&T dated September 1, 1995). Failure to achieve the minimum will require payment of the shortfall by the Company. The Company has not met its minimum purchase requirements for the first six months of 1997. The Company believes that it has been prevented from meeting its commitments partially because new accounts have been sent to AT&T for provisioning since January 1, 1997 but have not yet been confirmed to LDDI's service. The Company has addressed this issue with AT&T who has agreed to research the problem. Although the Company has not met its minimum purchase requirements, there are provisions for any current shortfall to be made good by future usage in excess of the minimum commitments. There can be no assurance that the Company will achieve future excess usage in sufficient amounts to offset the current shortfalls. Under the contract tariff, the Company is obligated to make payments equal to its minimum purchase requirement for the outstanding term of the agreement if there is an early termination thereof. The Company has received more favorable pricing from AT&T on both domestic and international usage under the new contract. In addition, AT&T has agreed to issue a credit waiving the entire cumulative shortfall charged under the previous contract (approximately $2.3 million as of December 31, 1996, none of which has been reflected in the Company's financial statements included herein) within thirty days after the Company discharges its past due obligation to AT&T. As of June 2, 1997, the Company satisfied its past due obligation and AT&T has agreed to issue the Company a credit waiving the entire shortfall balance in the amount of $2.3 million.



         On March 1, 1996 the Company signed an individually negotiated agreement with MCI under which the Company is authorized to resell various MCI services, including outbound long-distance and local long distance, inbound long-distance, calling cards, debit cards, teleconferencing and MCI enhanced services. The agreement, which was amended in September 1996, February, 1997, and April, 1997, superseded a prior agreement signed August 1995 under which MCI was unable to provide service as a result of software problems between MCI and the LECs. This new contract, which requires higher minimum purchase levels than the prior agreement but affords better prices, including more favorable pricing on international usage, is subject to an 18 month ramp period commencing April, 1996 followed by a 30 month service period.



         The objective of the ramp period is to afford the Company time to build up its customer base at the beginning of the contract term. During the first eight months of the ramp period, the Company had no minimum purchase obligations. During the ninth through twelfth months, the Company is obliged to purchase $250,000 of usage per month; during the thirteenth through fifteenth month, $500,000; during the sixteenth through eighteenth month, $750,000; and during the thirty month service period $1,000,000 per month. The Company has not met its minimum purchase requirements for the first six months of 1997. Under the MCI agreement, the Company is charged for shortfall in an amount equal to 15% of the difference between the Company's actual monthly usage and its monthly commitment. However, at the end of each quarter, if the Company's quarterly actual usage exceeds its quarterly commitment, the Company is entitled to receive a credit for any shortfall charges billed for the previous quarter.



         The Company believes that it has been prevented from meeting its commitments because certain new customers acquired by the Company since January 1, 1997 and processed through MCI were confirmed to LDDI's service but, due to software problems at MCI, the Company has not yet received the benefit of these accounts. The Company is in discussions with MCI to resolve the problem, to determine an appropriate level of compensation for the error and to ensure that this problem does not recur with regard to future orders sent to MCI. MCI has assured the Company that this problem is being investigated and will be resolved. There can be no certainty, however, that the result of these discussions will be favorable to the Company or that the accounts in question will ultimately be recovered by the Company.



The Company is currently re-negotiating its contract with MCI. The Company is requesting lower prices in turn for higher commitment levels. Under this new contract, the Company anticipates being released from any shortfall obligations through, at least, September 1997.



         The MCI agreement is subject to increases and decreases in the rate of discount offered to the Company, depending on the proportion of "new business" (currently non-MCI business) in the Company's total usage. In addition, rates paid by the Company to MCI are contingent upon the Company's ability to meet its minimum purchase requirements. During the first six months of the agreement, either the Company or MCI had the option to terminate the agreement at will, with no penalty. This six-month period has expired with no notice of termination by either party.



         The Company estimates that, in order to meet its annual commitment to ATT and MCI of $16.8 million (AT&T annual minimum commitment is $4.8 million and MCI is $12 million once the ramp-up period is over) it must bill its customers approximately $25 million annually at the current profit margin level of 30%. Although the Company is aggressively marketing its services through media, direct mail and arrangements with National Benefits Consultants, L.L.C. and Credit Education Center, L.L.C., the Company has not reached this level of sales to date, and there can be no assurance that this level of sales will be achieved in the future.



         Prior to February 28, 1996, MCI had been unable to provision the Company's customers. Subsequent to 3/31/96, MCI commenced providing service and the benefit of this was reflected in the Company's revenues beginning in the second quarter. In consideration of its inability to provide service under the August, 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000, to be applied against its initial usage under the March, 1996 contract. This credit had to be utilized by September, 1997, the expiration date of the 18-month ramp period. Since the Company utilized approximately $200,000 of this credit to date, the ability to use the remaining credit has now lapsed. However, the Company anticipates that, through re-negotiations with MCI for a new contract, it will receive a new credit to replace the unutilized credit under the existing contract. The Company anticipates that this credit under the new contract will be an amount which is not less than the unused portion of the credit under the existing contract.




         Sales and marketing expenses were $248,122 and $316,173 for the six months ended June 30, 1997 and 1996 respectively. As a percentage of gross sales, sales and marketing expenses decreased from 9% for the six months ended June 30, 1996 to 5% for the six months ended June 30, 1997. The percentage decrease is attributable to limited expenditure on account acquisition from outbound telemarketing firms due to concentration on other marketing strategies in 1997. The Company plans to continue to utilize outbound telemarketing firms on a limited basis in conjunction with its other marketing strategies.

The Company has begun to establish its own in-house telemarketing facility as well as utilize direct mail to obtain new customers.



         General and administrative expenses were $2,156,774 and $1,377,114 for the six months ended June 30, 1997, and 1996, respectively. As a percentage of gross sales, general and administrative expenses for the six months ended June 30, 1997 and 1996 were 46% and 40% respectively. The principal elements which contributed to the increase in general and administrative expenses are mainly related to the Company's expansion of its resources in anticipation of increased levels of sales. Costs which increased from their 1996 levels include payroll and related administrative costs, and legal and accounting fees. In addition, costs were incurred in 1997 to purchase additional insurance for Director's & Officer's liability coverage. In 1997, the Company incurred heavier costs for regulatory compliance when compared to the second quarter of 1996 as a result of the Company's attempt to seek certification to provide local service in each state. The Company incurred costs in 1997 to establish a relationship with a public relations firm.



         Interest expense for the six months ended June 30, 1997 and 1996 was $1,164 and $65,339 respectively. For the six months ended June 30, 1996, interest expense related to accrued interest on indebtedness of the Company in connection with a note incurred in relation to the purchase of the partnership interest of two of the original limited partners in LDDLP, and various financing agreements entered into in 1994 to finance the Company's working capital requirements. The note payable related to the partnership buyout was paid off in the third quarter of 1996 when litigation was settled. In addition, a majority of the Company's outstanding loans were converted to equity. Currently, the Company has no outstanding debt.



         The Company's accounts receivable balance increased from $1.1 million at December 31, 1996 to $4.0 million at June 30, 1997 (net of reserve for bad debt of $0.3 million and $0.6 million at December 31, 1996 and June 30, 1997, respectively). This significant increase is attributable to an unbilled receivable from its customers of $1.3 million at June 30, 1997. This receivable is offset by a corresponding payable of $.9 million which represents related carrier costs payable to MCI with respect to this receivable and by other accruals aggregating $0.2 million in respect of direct costs that would have been incurred if the revenue in question had been billed by the Company as at June 30, 1997. The receivable, payable and accruals are in respect of certain new customers which were acquired by LDDI since January 1, 1997 and processed through MCI and which form a significant proportion of the customers who were generated from the Company's televised marketing program. The accounts in question were confirmed to LDDI's service but, due to software problems at MCI, the Company has not yet received the benefit of these billings. The Company is in discussions with MCI to resolve the problem, to determine an appropriate level of compensation for the error and to ensure that this problem does not recur with regard to future orders sent to MCI. MCI has assured the Company that the problem is being investigated and will be resolved. There can be no certainty, however, that the result of these discussions will be favorable to the Company or that the unbilled receivable will ultimately be recovered by the Company.



         The Company has a receivable of $1.1 million at June 30, 1997 from Guthy Renker Distribution, Inc., its infomercial producer, which represents amounts owed to the Company with respect to the sale of sales agent kits sold during the Company's televised marketing program. This $1.1 million receivable is offset by a related payable of $1.3 million representing amounts owed by the Company to Guthy Renker with respect to costs incurred to generate kit sales. Consequently, in the six months ended June 30, 1997, the Company recorded losses from the sale of sales agent kits amounting to $243,603.



         A majority of the remaining receivable of approximately $1.6 million (net of reserve for bad debt of $0.6 million) is represented by the Company's receivable from its customers at June 30, 1997. Customer payments are due to the Company upon receipt of the invoice; however, in the Company's experience, approximately 80% of its receivable with respect to one billing period is satisfied within a 60 day period with a majority of the remaining balance satisfied within the next 30 days - with the exception of bad debt which averages approximately 4.0% of monthly billing. Accordingly, at June 30, 1997, the Company had collected approximately 80% of its April 1997 billing, 62% of its May billing, and 12% of its June billing. The Company utilizes in-house collection efforts such as dunning letters and collection calls to mitigate bad debt. In addition, external sources such as collection agencies and legal firms are utilized to further minimize its bad debt experience.



         Paid in capital increased from $8.4 million at December 31, 1996 to $10.9 million at June 30, 1997 due to capital raised in the first four months of 1997 - net of certain expenses.



         The Company incurred a net loss of $1,427,648 for the six months ended June 30, 1997 compared to a net loss of $440,910 for the six months ended June 30, 1996.

THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1995

Gross revenues for the twelve months ended December 31, 1996 were $5,320,000 as compared to $8,364,000 for the twelve months ended December 31, 1995. The Company attributes the decrease of 36% to the Company's inability to finance adequate levels of marketing expenditure to offset customer attrition and to the loss, in October 1995, of its largest customer, L.C. Wegard & Company, which had generated gross revenue of approximately $150,000 per month, as a result of such customer's bankruptcy.

Gross profit was $1,660,000 and $2,123,000 for the twelve months ended December 31, 1996 and 1995, respectively. As a percentage of net sales, the gross profit margins for the twelve months ended December 31, 1996 and 1995 were 31% and 27%, respectively. The percentage increase is due to two factors: extremely favorable pricing received by the Company under its 1996 contract with MCI; and the loss of the Company's largest customer, L.C. Wegard and Company, in October 1995. Since the Company had granted promotional rebates to this customer in 1995, the result was slimmer profit margins in 1995.

Sales and marketing expenses were $380,000 and $519,000 for the twelve months ended December 31 1996 and 1995, respectively. As a percentage of gross sales, sales and marketing expenses were 7% and 6% for the twelve months ended December 31, 1996 and 1995, respectively. The percentage increase is attributable partially to lower sales in 1996 and partially to one-time adjustments made at September 30, 1995. The Company wrote off amounts due one of its telemarketers of $109,816 after it ceased doing business with this telemarketer. The Company also wrote off $75,000 of commission payable to its independent sales agents who are no longer active.

General and administrative expenses were $2,942,000 and $2,700,000 for the twelve months ended December 31, 1996 and 1995, respectively. As a percentage of gross sales, general and administrative expenses for the twelve months ended December 31, 1996 and 1995 were 55% and 32%, respectively. Total general and administrative expenses were reduced by $108,000 at December 31, 1996, which represented a writeoff of amounts payable to two former partners of LDDLP when litigation was settled in the third quarter. The principal elements which contributed to the increase in general and administrative expenses are mainly related to the Company's expansion of its resources in anticipation of increased levels of sales, and expenditures incurred in connection with the Company's plan to significantly reduce its levels of debt by December 31, 1996. Costs incurred in 1996, but not in 1995 include increased audit and financial printing fees due to heavier SEC reporting requirements and increased legal fees incurred to settle outstanding litigation.

Interest expense for the twelve months ended December 31, 1996 and 1995 was $749,000 and $376,000, respectively. For the twelve months ending December 31, 1995, interest expense related to accrued interest on indebtedness of the Company in connection with a note incurred in relation to the purchase of the partnership interest of two of the original limited partners in LDDLP, and various financing agreements entered into in 1994 to finance the Company's working capital requirements. The note payable related to the partnership buy out was paid off in the third quarter of 1996 when litigation was settled. In addition, a majority of the Company's outstanding loans were converted to equity. In the last two quarters of 1996, shares were issued to shareholders of the Company in consideration for loans made to the Company. Non-cash interest expense in the amount of $553,000 was recorded as a result of these transactions. Loans payable in the amount of $500,000 were converted to equity during the first three quarters of 1996, while another $850,000 of loans were converted to equity in the last quarter of 1996. Interest expense for the twelve months ended December 31, 1996 also includes interest paid to taxing authorities as a result of a program undertaken by the Company to discharge old outstanding tax liabilities.

The Company incurred a net loss of $2,401,000 for the twelve months ended December 31, 1996 compared to a net loss of $1,875,000 for the twelve months ended December 31, 1995. For the twelve months ending December 31, 1995, costs of $407,000 were written off in connection with an initial public offering which had been planned for the beginning of 1995 but which did not take place. These amounts had been largely incurred during 1994 but not expensed during that year and are non-operational in nature. For the twelve months ended December 31, 1996, non-cash interest expense in the amount of $553,000 was recorded when shares were sold to shareholders of the Company as consideration for such shareholders making loans to the Company. This expense is non-recurring and non-operational in nature.

LIQUIDITY AND CAPITAL RESOURCES


The Company effected a recapitalization in October, 1995 which subsequently enabled it to undertake private placements of its common stock throughout 1995, 1996 and 1997. Since October, 1995, the Company has financed its operations primarily through the sale of its common stock. In addition to selling shares of its common stock to provide required working capital, and as part of the recapitalization, a majority of the Company's loans which had been outstanding at December 31, 1994 were either repaid or converted to equity in 1995 and 1996. After the recapitalization and through June 30, 1997, the Company converted approximately $1.7 million of its debt into equity, and raised approximately $8.8 million in cash (net of certain expenses) from the private sale of its common stock, the proceeds of which were used primarily for working capital. In the third quarter of 1996, litigation related to a buy out of two former partners was settled, and, as a result, the corresponding actual and contingent indebtedness was canceled. As a result of the private placements effected during 1996, the Company finished the year with net current assets of $975,000 and total net assets of $1.4 million, as against net current liabilities of $3.4 million and a deficiency of assets of $3.2 million at December 31, 1995. At June 30, 1997, the Company had working capital of $1,628,831 compared to $975,000 at December 31, 1996. The increase was attributable to the cash received from the private placement of the Company's common stock during the first four months of 1997.



The Company has never made a profit since inception in November, 1991. The Company has sustained operating losses of $1,052,236, $1,096,125 and $1,661,320 for the fiscal years ended December 31, 1994, 1995 and 1996, respectively, and sustained an operating loss of $1,427,000 for the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $8,494,435. The Company has historically used substantial amounts of cash in operations including $2,327,000 for the first six months of 1997. The Company's expected expanded sales and marketing efforts could result in significantly higher operating losses in the future. The Company's trend of incurring operating losses is likely to continue until its revenues reach certain levels materially higher than any achieved to date. There can be no assurance that the Company will not continue to experience operating losses in the future or that the Company's revenues will reach such levels.



The Company is obligated to meet minimum purchase requirements with AT&T and MCI. The Company's contract with AT&T requires the Company to purchase $1,200,000 per quarter in usage in years one to three beginning in March of 1997 and $1,475,000 per quarter in usage in year four. The Company has not met its minimum purchase requirements for the first six months of 1997. The Company believes that it has been prevented from meeting its commitments partially because new accounts have been sent to AT&T for provisioning since January 1, 1997 but have not yet been confirmed to LDDI's service. The Company has addressed this issue with AT&T who has agreed to research the problem. Although the Company has not met its minimum purchase requirements, there are provisions for any current shortfall to be made good by future usage in excess of the minimum commitments. There can be no assurance that the Company will achieve future excess usage in sufficient amounts to offset the current shortfalls.


Under its contract with MCI, the Company has a minimum purchase obligation of $3,000,000 per quarter beginning in September of 1997 when the 18 month ramp-up period has expired. Failure to achieve these minimums will require payment of the shortfall by the Company. The Company has not met its minimum purchase requirements for the six months ended June 30, 1997. Under the MCI agreement, the Company is charged for shortfall in an amount equal to 15% of the difference between the Company's actual monthly usage and its monthly commitment. However, at the end of each quarter, if the Company's quarterly actual usage exceeds its quarterly commitment, the Company is entitled to receive a credit for any shortfall charges billed for the previous quarter.


The Company believes that it has been prevented from meeting its commitments because certain new customers acquired by the Company since January 1, 1997 and processed through MCI were confirmed to LDDI's service but, due to software problems at MCI, the Company has not yet received the benefit of these accounts. The Company is in discussions with MCI to resolve the problem, to determine an appropriate level of compensation for the error and to ensure that this problem does not recur with regard to future orders sent to MCI. MCI has assured the Company that this problem is being investigated and will be resolved. There can be no certainty, however, that the result of these discussions will be favorable to the Company or that the accounts in question will ultimately be recovered by the Company.


The Company is currently re-negotiating its contract with MCI. The Company is requesting lower prices in turn for higher commitment levels. Under this new contract, the Company anticipates being released from any shortfall obligations through, at least, September 1997.


The Company estimates that, in order to meet its current annual commitment to ATT & MCI of $16.8 million (AT&T annual minimum commitment is $4.8 million and MCI is $12 million once the ramp-up period is over) it must bill its customers approximately $25 million (annually) at the current profit margin level of 30%. Although the Company is aggressively marketing its services through media, direct mail and arrangements with National Benefits Consultants, L.L.C. and Credit Education Center, L.L.C., the Company has not reached this level of sales to date, and there can be no assurance that this level of sales will be achieved in the future.



The Company began to market its product through media advertising in January of 1997 by broadcasting a thirty-minute infomercial designed to increase its independent sales force. Under its arrangement with Guthy Renker, the producer of the infomercial, the Company has financed the loss incurred from the sale of sales agent kits sold during the program. For the six months ended June 30, 1997, the Company recorded losses from the sale of sales agent kits amounting to $243,603. Guthy Renker is in the process of preparing a revised infomercial pursuant to a proposed new contract which the Company is negotiating with Guthy Renker. Under the proposed new contract, Guthy Renker is to bear the expense of producing the revised infomercial and will be responsible for financing all expenditures, including media advertising, with regard to such infomercial. See "Business-Televised Marketing Program".



Until the Company's revenues reach certain levels materially higher than any achieved to date, as to which there can be no assurance, the Company will be required to raise substantial additional amounts of capital from the sale of its securities to finance its operations. There can be no assurance that additional financing will be available on acceptable terms, if at all.


                                    BUSINESS


Long Distance Direct Holdings, Inc., formerly known as Golden Ark Inc., was originally formed as a "blank-check" company (a company formed specifically to seek a merger or acquisition candidate with whom it can merge or whom it can acquire). Golden Ark, Inc. became a public company on August 28, 1989 and remained inactive until October 6, 1995, when it acquired all of the outstanding stock of Long Distance Direct, Inc. ("LDDI") and LDDI became a wholly owned subsidiary of Golden Ark. LDDI is a New York corporation which was formed in 1991 for the purpose of acting as the general partner of Long Distance Direct L.P. ("LDDLP" or the "Partnership"), a New York limited partnership formed at the same time for the purpose of carrying on the business of a non-facilities-based reseller of long-distance telephone service.

In October 1995, LDDI acquired all of the partnership interests of LDDLP in exchange for shares of LDDI common stock. After its acquisition of LDDI, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc. ("LDD Holdings"). In May, 1996, LDDH Holdings formed Long Distance Direct Marketing, Inc., a New York corporation ("LDDM"), as a wholly-owned subsidiary for the purpose of producing and marketing a televised infomercial designed to recruit additional independent sales representatives. References herein to the Company, to LDDI or to LDDM shall mean LDD Holdings, LDDI and LDDM collectively unless the context otherwise requires. The financial statements included elsewhere herein relate to the business which was known as LDDLP prior to the acquisition of LDDLP by LDDI and the subsequent acquisition of LDDI by LDD Holdings.

The Company's offices are located at One Blue Hill Plaza, Pearl River, New York 10965. The Company's telephone number is 914-620-0765.

GENERAL


Long Distance Direct Holdings, Inc. is a non-facilities-based, or "switchless", reseller of outbound and inbound long distance telephone, teleconferencing, cellular long distance and calling card services to small and medium-sized commercial customers and residential customers. All of the services sold by the Company are currently provided either by AT&T or by MCI. Management believes that AT&T and MCI's long-distance service remains the preferred option of the majority of telephone users. According to a 1997 Telemetrix report, AT&T and MCI currently accounted for approximately 53% and 18%, respectively, of total domestic long-distance revenue. The Company signs up customers and connects or provisions them onto the network of AT&T or MCI, which provide the actual transmission service. The Company has agreements with AT&T and MCI to purchase a minimum annual level of long distance telephone service at discounted bulk rates which are lower than rates LDDI's customers, with modest call volume, would be able to obtain for themselves. The Company does not own or lease any telephone equipment or participate in the call completion process. Provision of the service to the customer requires no equipment installation or modification on the customer's premises; all action to provide the service takes place within the local and inter-exchange carriers. The customer retains his existing telephone numbers and incurs no expense in making the decision to switch to the services of the Company.


MARKETING AND SALES


Historically, the Company has marketed its services through three methods typically employed by sellers and resellers of telephone services: field sales, outbound telemarketing and direct mail. As of June 30, 1997, approximately 44% of the Company's billings were derived from these methods. The Company test-marketed a televised marketing program during the fourth quarter of 1996, which it started to roll out in January 1997, to increase its independent sales force. As of June 30, 1997, approximately 31% of the Company's billings were derived from this marketing program. In addition, 24% of total revenue as of June 30, 1997 was derived from the sale of sales agent kits with regard to this televised marketing program. The Company has recently begun to establish its own in-house telemarketing operation. In November 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. The Company proposes to amend this agreement so that it is not mutually exclusive thus enabling the Company to provide its services through other multi-level marketing companies. As of June 30, 1997, approximately 1% of the Company's billings were derived from this marketing program. In January 1997, the Company signed a mutually exclusive agreement with National Benefits Consultants, LLC ("NBC"), a company in alliance with Deloitte & Touche LLP, under which NBC will market the Company's telecommunications services to audit clients of Deloitte & Touche LLP and other commercial entities. The Company expects to see the benefit of these billings in the third quarter of 1997. In August, 1997, the Company entered into a two year agreement with Credit Education Center, L.L.C. ("CEC") whereby CEC will market LDDI's telephone service in conjunction with its own services and LDDI will pay commission to CEC. During the term of the CEC agreement, LDDI has agreed not to permit its long distance telephone services to be marketed by any business whose principal activity is the provision of information, goods or services on credit related matters. The Company expects to realize revenue from this arrangement in the last quarter of 1997.



The Company's field sales force is based on a system of independent sales representatives, all of whom are self-employed. All sales representatives are compensated on a commission-only basis. Commissions are payable to representatives based on actual monies collected by LDDI which can be attributed to specific customers. LDDI's current active sales force numbers about 20 individuals. Management is considering a number of new methods of recruiting field sales representatives including the televised marketing programs referred to above. LDDI has prepared a comprehensive manual for use by sales representatives as a training tool for reference on the job. LDDI also generates sales through direct mail programs, backed up by a small in-house telemarketing department. Until June 1994, this activity comprised exclusively the sending of direct mail packages to small businesses, inviting them to telephone LDDI's own 800-number, and incorporating a special discount offer, with conversions of inquiries being carried out by an inbound telemarketing team. In June 1994, the Company commenced another direct mail approach requiring customers to complete and send in a written sales order, with follow-up information being obtained by the Company's in-house telemarketing department. The results of the various programs that have been carried out to date have generated sufficient response to lead management to seek to expand the Company's direct mail activity.

In January 1994, in order to market its services to small business users, the Company contracted with a telemarketing company specializing in the solicitation of orders for long-distance telephone services on behalf of resellers. The first billings attributable to customers introduced by this company were generated in February 1994. Since such date, the Company contracted with a number of additional telemarketing agencies, similarly specialized in the sale of telephone services, to market its services. The telemarketing agencies are compensated principally by the payment of an up front fee based on successfully provisioned orders and average per customer billing levels. Payments on account are made on delivery of a validated order to the Company with ongoing reconciliation and adjustment in light of results achieved. The Company now intends to supplement the efforts of the outside agencies by establishing an in-house outbound telemarketing department.


In November 1996, the Company signed a mutually exclusive agreement with Kaire International, a multi-level marketing company, to sell telephone service to that company's associates and through those associates to the public at large. The Company proposes to amend this agreement so that it is not mutually exclusive thus enabling the Company to provide its services through other multi-level marketing companies. There can be no assurance, however, that Kaire will be successful in selling LDDI's service to those associates or that the associates themselves will be successful in selling such service to the public at large.


In January 1997, the Company signed a mutually exclusive agreement with National Benefits Consultants, LLC ("NBC"), a company in alliance with Deloitte & Touche LLP, under which NBC will market the Company's telecommunications services to audit clients of Deloitte & Touche LLP and other commercial entities. There can be no assurance, however, that NBC will be successful in selling LDDI's services pursuant to this agreement.

TELEVISED MARKETING PROGRAM

Historically, the Company has obtained customer orders through three separate methods typically employed by sellers and resellers of telephone services: field sales, telemarketing and direct mail. At the outset, the Company employed the field sales method exclusively. Although this method was successful, and generated sales characterized by lower bad debt and customer attrition levels than, for example, telemarketing or direct mail, it had as principal drawbacks the facts that (i) the recruitment of independent sales representatives proved a time-consuming and expensive procedure and (ii) the Company, in common with other resellers of telephone services, experienced a high level of turnover amongst its representatives.

In order to procure the advantages of sales generated by independent representatives without the drawback of high turnover of personnel, the Company conceived the idea of recruiting independent representatives in large numbers through paid television programming, and to mitigate the cost of recruitment by requiring the new representatives to pay a modest sum to purchase a sales kit and the right to become independent sales representatives of the Company. The method chosen to achieve this objective was the infomercial, a paid television program used extensively by the direct marketing industry.


To this end, the Company, and its wholly-owned subsidiary, Long Distance Direct Marketing Inc, entered into a contract in May 1996, with Guthy-Renker Distribution Inc. ("Guthy-Renker"), an infomercial producer and promoter in the United States, to produce and market a thirty minute infomercial selling the right to become an independent sales representative of the Company. The Company is currently negotiating a new contract with Guthy-Renker Corporation ("GRC") to provide for the marketing and distribution of the Company's services by GRC through direct response programming including a revised infomercial to be produced by GRC. Under this proposed new contract, (i) Guthy-Renker will be responsible for financing the cost of production of the revised infomercial, the cost of media and the cost of fulfilling the orders procured by the revised infomercial; (ii) the Company will be obligated to pay GRC a royalty of 5% (subject to adjustment in the event of material changes affecting the rates charged by the Company's telecommunications providers or other costs incurred by the Company in providing its services) of cash receipts, net of sales, excise or similar taxes, from long distance telephone billings to customers generated by the revised infomercial, and a royalty of 2% of cash receipts, net of sales, excise and similar taxes, from long distance telephone billings to customers generated by the first infomercial; (iii) in any month in which GRC has introduced at least 9,000 new customers to the Company, the Company will be obligated to make a royalty payment to GRC in an amount of not less than $30,000; (iv) the Company will be obligated to grant GRC an option to purchase, at a price of $2.00 per share, a number of shares of the Company's Common Stock equal to a percentage (determined by reference to the proportion that revenues from customers introduced to the Company by GRC bear to the Company's total revenue for the period immediately preceding the date on which GRC determines that the calculation is to be made) of the total number of shares of Common Stock outstanding (including as outstanding for this purpose, shares issuable upon exercise or conversion of all options, warrants or convertible securities then outstanding and exercisable at an exercise price not in excess of the then current market price of the Company's Common Stock) as of the date on which the calculation is to be made; (v) The option will not be exercisable for at least 18 months after the commencement of the proposed new contract, except in certain specified events, the principal of which is the acquisition of the Company by a third party; and (vi) the Company will be obligated to grant registration rights to GRC with respect to the shares of Common Stock issuable upon exercise of the option granted to GRC. There can be no assurance that the proposed new contract with GRC will be entered into, or if entered into, that it will not be on terms materially different from those described herein.

Test marketing of the first infomercial took place in late September and October 1996 and achieved a level of success such that the Company and Guthy-Renker decided to roll out the program in the first quarter of 1997. Such roll-out commenced in January 1997 and has generated approximately 600 additional sales representatives and approximately $76,000 of additional billings of telephone services through June 30, 1997. The revised infomercial is currently in production and is expected to be ready for test marketing by October 1, 1997. There can be no assurance that upon completion of test marketing GRC will elect to roll out the program, or if the roll out is commenced, that the roll-out will be successful, nor can there be any assurance that representatives recruited by this method will generate significant levels of billings of telephone service for the Company.


MULTI-LEVEL MARKETING

In November 1996, the Company signed an agreement with Kaire International, a multi-level marketing company, to supply telephone service to that company's registered associates and through those associates to the public at large. Kaire International has historically been a health and body care company and there can be no assurance that its efforts on the Company's behalf will be successful in the telecommunications market.


The agreement with Kaire, which is currently mutually exclusive but which the Company proposes to amend to be non-exclusive and which in its initial period runs to December 31, 1999, provides that LDDI will supply a full range of telecommunications services on the AT&T and MCI networks which will be co-extensive with the services offered by AT&T and MCI. In addition to providing telephone service, LDDI will work with Kaire to develop suitable marketing materials as well as to provide training for all Kaire associates. LDDI will make available all training aids for Kaire at a mutually agreeable price. Although LDDI retains ultimate exposure for Kaire's uncollected billings, Kaire will mitigate bad debt through offsets against commissions payable by Kaire to the end-subscriber.


There can be no assurance that Kaire will be successful in selling LDDI's service to its associates or that those associates themselves will be successful in selling such service to the public at large.

NATIONAL BENEFITS CONSULTANTS/DELOITTE & TOUCHE LLP

In January 1997, the Company signed an agreement with National Benefits Consultants, LLC ("NBC"), a company in alliance with Deloitte & Touche LLP, under which NBC will market the Company's telecommunications services to audit clients of Deloitte & Touche LLP and other commercial entities. NBC was established in order to review costs and expenses incurred by clients of Deloitte & Touche LLP, initially in the medical expenses field but subsequently on a wider basis, and to make recommendations for alternate sourcing of certain products and services so as to reduce the cost burden on those clients.

The agreement with NBC, which is mutually exclusive and which runs to December 31, 2001, provides that LDDI will supply a full range of telecommunications services to companies and businesses introduced to it by NBC. In respect of billings to such companies and businesses, NBC will be entitled to compensation not exceeding 10% of cash receipts therefrom, net of taxes. Additionally, the Company has granted to NBC an option to purchase up to 20% of the Company's stock at $3.00 per share. The actual percentage that may be purchased under this option will be determined by reference to the proportion that revenues from customers introduced by NBC bear to LDDI's total revenues for the twenty four months prior to exercise of the option. The option may not be exercised prior to thirty months from the date of the agreement except in certain specified circumstances, the principal of which is any acquisition of the Company by a third party. In January 1997, LDDI entered into a referral agreement expiring December 31, 2001 with NBC whereby LDDI will receive a percentage compensation from NBC for those LDDI customers who purchase NBC services. There can be no assurance that NBC will be successful in selling LDDI's services pursuant to the agreement.

SERVICES PROVIDED

AT&T

The Company currently resells to its customers AT&T outbound and inbound long-distance telephone service, including teleconferencing, cellular long-distance and calling card services. Outbound service had, until September 1994, been provided exclusively under the Company's Software Defined Network ("SDN") agreement with AT&T, but such service is now also provided on Distributed Network Service ("DNS"). The Company's pricing to its customers for the two services is identical, but DNS can be provisioned considerably faster than SDN.

Customers may also request a calling card. This allows use of the telephone system either through off network dialing using an 800-number access or through the traditional "zero plus" access method. The calling cards have been designed to the Company's own specifications and are issued subject to the condition that the liability for usage thereunder remains that of the end-user unless and until loss is reported to LDDI. In turn, LDDI has an on-line connection with AT&T's Network Remote Access Monitoring System. Once LDDI has reported a loss or theft to AT&T, LDDI has no further liability for usage on the lost or stolen card. The Company is able to set and vary thresholds and usage parameters that have been designed by AT&T to facilitate early detection of calling card theft or abuse.

MCI

The Company currently resells to its customers MCI outbound and inbound long-distance telephone service, including teleconferencing, cellular long-distance, calling card and debit card services. Under the calling card arrangements, customers may access the Company's network either through an 800-number or through "zero Plus" dialing. In the case of calling cards under the MCI contract, MCI retains full liability for fraudulent use. Provisioning of customers onto the MCI network is done directly by the Company in conjunction with the Local Exchange Carriers.


Whereas, under its arrangements with AT&T, the Company is permitted to sell only to commercial customers, the MCI contract permits resale to both the commercial and the residential markets. Furthermore, the pricing of the MCI contract makes residential sale a realistic and financially attractive proposition.


SUPPLY OF SERVICE

Neither the outbound service nor the inbound service provided on the AT&T or MCI networks requires any equipment installation or modification on the customer's premises; all action to provide the service takes place within the local and inter- exchange carriers. The customer retains his existing telephone numbers and incurs no expense in making the decision to switch to the Company's service. The Company provides its customers with services at a price which management believes, because of the average customer's calling volume, would generally be unavailable to such customers.

The Company's administrative and accounting systems are structured to address the two principal areas of activity in the Company's business and their financial and operational interface: the sales division and the customer account base. With multiple sources of new orders and a growing customer base, management believes that the continued development and structural integrity of the business depends on fundamentally sound administrative and operating systems.

In recognition of this, the Company's management from the outset established a computerized database under the direction of an outside computer consultant. This database records and tracks all new sales representatives, together with their reporting hierarchies, to enable monthly commission statements to be derived from data supplied electronically from AT&T and MCI, and to respond to all personnel questions. Additionally, the database records and implements all activity from the outside telemarketing agencies, from order entry through submission of orders to AT&T or the Local Exchange Carriers (in the case of MCI services) to production of the data needed to effect monthly accounting reconciliations with those agencies. The database tracks and implements order entry and analyzes the performance of the various direct mail programs. It also records all customers, together with their sales representative or other introductory source attribution, and allows both direct electronic interface with the Company's external billing agency for billing and collection purposes and for internal interrogation for customer service purposes.

To support this function, LDDI has established computer-based operating procedures that track each new customer through its provisioning sequence with AT&T and the Local Exchange Carriers (where MCI service is concerned), enabling LDDI to respond systematically and promptly to the reports generated by AT&T and the Local Exchange Carriers on provisioning progress. In addition, LDDI operates a customer service function as well as a dedicated credit control function. Insofar as the Company is marketing services that are available from a wide range of alternative suppliers, the high level of customer service that it can offer is an area in which management believes the Company can outperform its competitors. In this regard, as evidence of its responsive administrative systems, the Company has a policy of calling its customers on a rotating basis to establish the level of their satisfaction with the Company's service and to identify and attend to any additional needs that they might have.

Through March 1996, the Company's billing was performed on its behalf by American College and University Systems ("ACUS"), a strategic business unit of AT&T that provides resellers with a customized long-distance billing service known as the "AT&T Bill Manager Service." The Company established its own tariffed pricing elements and used the ACUS service to bill end-users at its designated tariffed rates.

From monthly billing tapes and feeds supplied directly by AT&T, ACUS produced and delivered invoices to all end-users in the Company's name, and end-users remit payments directly to the Company through a "lock box" set up by the Company. By using the services of ACUS, the Company was able to avoid the labor-intensive administration of performing the billing function itself during a period of strong account growth while retaining control over its pricing, billing and collection policies. The Company negotiated a release without penalty from its contract with ACUS, capable of implementation at any time after July 1995, in order to be able to use the services of a billing company that was both less expensive and better interfaced with the Company's computer systems. To that effect, the Company entered into an agreement with Digital Communications of America Inc. ("DCA") under which DCA provides billing services to the Company in respect of both AT&T and MCI service. The first DCA bills were generated in April 1996. The Company has also signed an agreement with MCI Systems, Inc. whereby through Perot Systems Inc., it will receive more favorable pricing with regard to billing MCI traffic and also be able to bill its customers through the Local Exchange Carriers. Perot will receive daily electronic "feeds" directly from MCI containing customer call detail records. The Company may also in the future consider employing its own billing personnel if and when it believes that the financial benefits of so doing will outweigh the practical difficulties involved.

The Company's overall operational strategy is based on management's belief that the sales function is highly dependent upon the strongest possible administrative support. The lack of such support would result in a failure to motivate and retain sales people or respond to the needs of the outside telemarketing agencies, customer dissatisfaction, and the loss of revenues through inefficiencies and inattention. Management believes that the Company's attention to this area of its operations distinguishes it from much of its competition.

ARRANGEMENTS WITH PROVIDERS

AT&T

Prior to February, 1997, the Company operated under an individually-negotiated contract tariff with AT&T dated September 1, 1995 which embraced both outbound and inbound long distance service. This contract superseded all previous arrangements with AT&T and had a fixed term of four years with a one year extension at the Company's option. Under the contract tariff, the Company had accepted a minimum purchase requirement under which it was obligated to pay such minimum regardless of whether its usage reached such levels. The minimum purchase requirement was a constant amount throughout the duration of the contract tariff. The minimum quarterly purchase requirement in respect of outbound service, SDN and DNS combined, for each of the sixteen quarters of the contract tariff, and for the four subsequent quarters if the Company elected to exercise its extension option, was $1,200,000 per quarter. Also included within the contract tariff was a requirement that a specified minimum proportion of each quarter's usage relate to "new business", i.e. currently non AT&T business.

In February 1997, the Company entered into a new four-year contract tariff with AT&T effective March 1, 1997 for the supply of inbound and outbound telephone service. The new contract supersedes the Company's prior contract with AT&T dated September 1, 1995. The Company's minimum quarterly purchase requirement remains constant at $1,200,000 in years one to three commencing March 1, 1997 and increases to $1,475,000 in year four. Failure to achieve the minimum will require payment of the shortfall by the Company. Under the contract tariff, the Company is obligated to make payments equal to its minimum purchase requirement for the outstanding term of the agreement if there is an early termination thereof. The Company has received more favorable pricing from AT&T on both domestic and international usage under the new contract. In addition, AT&T agreed to issue a credit waiving the entire cumulative shortfall charged under the old contract (approximately $2.3 million as of December 31, 1996, none of which has been reflected in the Company's financial statements included herein) within thirty days after the Company discharges its past due obligation to AT&T. As of June 2, 1997, the Company satisfied its past due obligation and AT&T has agreed to issue the Company a credit waiving the entire shortfall balance in the amount of $2.3 million.

MCI


On August 4, 1995, the Company signed an individually-negotiated agreement with MCI under which the Company is authorized to resell various MCI services, including outbound long-distance and local long-distance, inbound long distance, calling cards, debit cards, teleconferencing and MCI enhanced services. This agreement was subject to an eight (8) month ramp period followed by a thirty-six
(36) month service period. In March 1996, the Company signed another individually negotiated contract with MCI, and amendments thereto in September 1996, February, 1997 and April, 1997 which superseded the contract of August 1995. This new contract, which requires higher minimum purchase levels than the prior agreement but affords better prices, is subject to an eighteen (18) month ramp period commencing April, 1996 followed by a thirty (30) month service period.



During the first eight months of the ramp period, the Company has no minimum purchase obligations. During the ninth through twelfth months, the Company is obliged to purchase $250,000 of usage per month; during the thirteenth through fifteenth month, $500,000; during the sixteenth through eighteenth month, $750,000; and during the thirty month service period, $1,000,000 per month. Failure to achieve the minimum will require shortfall payments by the Company. The Company has not met its minimum purchase requirements for the first six months of 1997. Under the MCI agreement, the Company is charged for shortfall in an amount equal to 15% of the difference between the Company's actual monthly usage and its monthly commitment. However, at the end of each quarter, if the Company's quarterly actual usage exceeds its quarterly commitment, the Company is entitled to receive a credit for any shortfall charges billed for the previous quarter.



The Company believes that it has been prevented from meeting its commitments because certain new customers acquired by the Company since January 1, 1997 and processed through MCI were confirmed to LDDI's service but, due to software problems at MCI, the Company has not yet received the benefit of these accounts. The Company is in discussions with MCI to resolve the problem, to determine an appropriate level of compensation for the error and to ensure that this problem does not recur with regard to future orders sent to MCI. MCI has assured the Company that this problem is being investigated and will be resolved. There can be no certainty, however, that the result of these discussions will be favorable to the Company or that the accounts in question will ultimately be recovered by the Company.



The Company is currently re-negotiating its contract with MCI. The Company is requesting lower prices in turn for higher commitment levels. Under this new contract, the Company anticipates being released from any shortfall obligations through, at least, September 1997.



The current agreement is subject to increases and decreases in the rate of discount offered to the Company, depending on the proportion of "new business" (currently non-MCI business) in the Company's total usage. During the first six months of the agreement either the Company or MCI could terminate the agreement at will, with no penalty. This six (6) month period has expired with no notice of termination by either party.



In consideration of its inability to provide service under the August 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000 to be applied against its initial usage under the March 1996 contract. This credit had to be utilized by September, 1997, the expiration date of the 18-month ramp period. Since the Company utilized approximately $200,000 of this credit to date, the ability to use the remaining credit has now lapsed. However, the Company anticipates that, through re-negotiations with MCI for a new contract, it will receive a new credit to replace the unutilized credit under the existing contract. The Company anticipates that this credit under the new contract will be an amount which is equivalent to the unused portion of the credit under the existing contract.



RECENT DEVELOPMENTS



On September 24, 1996 AT&T introduced a single-rate calling plan for domestic residential long-distance calls, under which it would charge a flat rate of fifteen cents ($.15) per minute. In addition, according to a April, 1997 Telemetrix report, Sprint and MCI are offering the same residential rates.



The Company's current business involves the resale of AT&T service to commercial customers. The AT&T prices have no direct effect on the Company's current commercial business or any expansion of its service to commercial customers, and based on industry experience, the Company does not believe that AT&T's introduction of this residential plan suggests an imminent introduction of a similar commercial plan. Since the Company neither resells nor has any plans or arrangements to resell AT&T service to residential customers, it considers the potential impact upon the Company of the AT&T introduction to be limited to the pricing environment in which the Company markets residential telephone service.

The AT&T single-rate calling plan is described by AT&T as designed to simplify long distance pricing and ease consumer confusion. It is not described by AT&T as a rate reduction and, based on its knowledge of AT&T's existing rate plans, the Company does not consider the new AT&T plan to embody a rate reduction. The Company believes that it is offering and will be able to continue to offer residential telephone service at prices significantly lower than AT&T's proposed flat rate and that the introduction of AT&T's single rate calling plan will not have any material adverse affect on the business of the Company or on the Company's marketing plans for residential service.


The Company has recently entered the residential market through the resale of MCI telephone service to residential customers. The Company believes that it is offering and will be able to continue to offer residential telephone service at prices which are lower than MCI's and Sprint's prices.



No assurances, however, can be given that either the Company will remain able to offer residential telephone service at prices significantly lower than AT&T, MCI or Sprint and certain of the Company's other major competitors or that AT&T or such other major competitors will not introduce new commercial telephone service plans.


CUSTOMERS


At July 31, 1997, the Company had over 11,000 active billing customers and approximately 20,000 additional orders for service awaiting provisioning by MCI. Customers generated by field sales activity are predominately based on the Eastern seaboard; those generated either by telemarketing, direct mail, or televised marketing have no particular geographic bias. Through June 30, 1997, the Company's customer base was exclusively commercial and contained no residential element. It covers almost every generic field of business activity in the United States. The Company has begun to market its services to residential customers through its televised marketing program. No single current customer represented more than 3% of billings for the year ended December 31, 1996 or the six months June 30, 1997.


COMPETITION


The long-distance telecommunications market is highly competitive. The Company does not believe it is a significant factor in the industry. The principal competitive factors affecting the Company's market share are pricing, customer service and value-added services such as customized billing, teleconferencing, calling cards and prepaid calling cards. Management believes that the Company's ability to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. The long-distance carriers which sell in competition with the Company include MCI, Sprint, and AT&T itself. Resellers which sell in competition with the Company include Long Distance Discount Services, LCI International, Inc., U.S.Tel Inc., Excel Communications, Protel Communications Corp., Equalnet, Midcom, Tel-Save and Pacific Coin. Of the resellers, some are switchless and some have their own switches and leased lines: some sell services of both AT&T and other long-distance carriers. Among the resellers, management believes that LDDI is one of only a few to market AT&T long distance services under a direct contractual relationship with AT&T. Management also believes that the Company is one of only a limited number of resellers to be granted a resale contract by MCI.


Price competition in the long-distance telecommunications industry has increased in recent years due to the entry of many companies into the market. Management's policy for gaining and retaining customers is based on four principal components: first, marketing only premier quality long-distance services, such as those provided by AT&T and MCI; second, offering rates for telephone usage that are at least comparable with, and in many cases less expensive than, those generally available to its target market; third, developing and maintaining responsive information systems that enable customer service to be carried out on a timely and efficient basis; and fourth, staff training programs that teach personnel how to handle customer concerns both efficiently and courteously.

INDUSTRY BACKGROUND


The following data regarding the U.S. long distance and reseller service markets is based on an industry report published by a leading market research firm. On January 1, 1984, AT&T's divestiture of the Bell System went into effect. As a result of the decree ordering such divestiture by AT&T (the "AT&T Divestiture Decree"), AT&T was forced to divest its 22 Bell Operating Companies ("BOCs"), which were reorganized under seven Regional Bell Operating Companies ("RBOCs"), such as Pacific Telesis and US West, Inc. The RBOCs own and are responsible for operations of the BOCs in each of their regions. The BOCs, as well as other independent companies which provide local telephone service, are characterized as local exchange carriers.

The local exchange carriers are responsible for providing dial tone, local lines and billing for local service as well as local access for long-distance traffic.

As an additional part of the AT&T Divestiture Decree, the United States was divided into approximately 200 Local Access and Transport Areas ("LATAs"). AT&T was given the right to compete for inter-LATA long-distance business, but was prohibited from providing intra-LATA long-distance and local service. The BOCs and other local exchange carriers were permitted to compete for intra-LATA long-distance and local service, but were prohibited from entering the inter-LATA long-distance market in which the Company competes, although legislation has since been enacted permitting the BOCs and other local exchange carriers to compete in the long-distance market and allowing AT&T and other inter-exchange carriers to compete in the local markets.

The AT&T Divestiture Decree also required the local exchange carriers to provide all inter-exchange carriers with access to local telephone exchange facilities that are "equal in type, quality and price" to that provided to AT&T. In addition, the local exchange carriers were required to conduct a subscription process allowing consumers to select their long distance carrier. This development, know as "equal access," enabled consumers to complete calls using their selected long-distance carrier by simply dialing "1" plus the area code and number. Prior to equal access, consumers using an inter-exchange carrier other than AT&T had to dial a local number, then an access code, then the area code and number of the call destination to complete a call. With equal access, all inter-LATA traffic is carried by the local exchange carriers. The AT&T Divestiture Decree and the implementation of equal access constitute the fundamental regulatory developments that allow inter-exchange carriers other than AT&T to enter and compete in the long-distance telecommunications market.

Since the AT&T Divestiture Decree, the long-distance industry has experienced rapid technological development. One significant technological change was the advent of digital transmission technology, which represented an improvement over analog technology. Because the BOCs and many local exchange carriers converted rapidly to digital switches, digital technology was necessary for inter-exchange carriers to connect to the local exchange carriers for equal access. Accompanying the movement toward digital switching was the rapid development and implementation of fiber optic circuitry, which also requires digital technology. While AT&T had once been the only source of high quality transmission facilities, several other companies, including MCI and Sprint, entered the business of building transmission facilities, using primarily fiber optic circuits.

Following the AT&T Divestiture Decree, and the birth of competing long-distance carriers, the inter-exchange carriers developed the concept of the virtual private network ("VPN") in order to shift traffic onto the public network from large, private networks transmitting on dedicated facilities. VPNs are aimed at large organizations that have many locations and that spend at least $50,000 per month on long-distance calling. The Software Defined Network ("SDN") is AT&T's most sophisticated form of VPN, utilizing its latest fiber optic facilities and offering significant technical and administrative benefits to major long-distance users.

In the late 1980's resellers perceived an opportunity to package, aggregate and market AT&T's premier service at rates lower than small businesses could expect to obtain directly from any other carrier, with billing carried out directly by AT&T. The Company believes that this event created the switchless reseller industry.

Between October 1989 and March 1990 many companies entered the market of SDN resale, recruiting field sales forces to market to small and medium-sized businesses. Whereas AT&T is generally believed to have found itself involved unintentionally in resale at the outset, in 1992 it introduced Distributed Network Service ("DNS") specifically as a resale product. In 1994, MCI also decided to make its network available to resellers such as the Company. Following negotiations which commenced in February 1995 the Company signed an agreement effective September 1, 1995 to resell MCI's services. That agreement was superseded by an upgraded contract in March 1996. Provision of MCI service by the Company commenced in March 1996.

Resellers are classified into two categories, facilities-based and non-facilities based. A facilities-based carrier utilizes lines owned by third parties but operates its own switching equipment and usually bills its own customers directly. A non- facilities-based carrier does not own or lease any telephone equipment or participate in any portion of the call completion process. For billing purposes it receives magnetic tapes of its customers' long-distance usage from its service provider and uses this information as a basis for billing. Facilities-based carriers have both an investment in the network needed to complete the call process and a geographic concentration, whereas non-facilities-based carriers have neither such investment nor any geographic constraint.

As a result of the changes brought about by the AT&T Divestiture Decree, secondary inter-exchange carriers, including the Company, generally provide long-distance telephone services at a significantly lower cost than the comparable services offered directly by AT&T, MCI and Sprint. The Company's success will depend on its continuing ability to provide comparable services at prices equal to or lower than its competitors in the future.

REGULATION

Although in the past the FCC had extensively regulated interstate communications, the trend during the 1980's was toward lessened regulation. Non-dominant inter-exchange carriers such as the Company were not required by the FCC to maintain a certificate of public convenience and necessity or to file tariffs with the FCC other than with respect to international calls and except for informational tariffs, which were required to be filed with respect to operator services. Over this period of time, the FCC had retained general regulatory jurisdiction over the sale of interstate telecommunications services by inter-exchange carriers, including the requirement that calls be charged on a nondiscriminatory, just and reasonable basis.

TARIFFS. On November 13, 1992, the United States Court of Appeals for the District of Columbia Circuit (the "Court of Appeals") ruled that the FCC lacks authority to waive the requirement that non dominant inter-exchange carriers file tariffs. The Court of Appeals reversed the FCC's "forbearance policy," which had excused inter-exchange carriers from tariff filing requirements. The FCC had also begun a new proceeding to promulgate rules for non-dominant inter-exchange carriers' tariff filings in a streamlined manner so as to give substantial flexibility to the Company and similarly situated competitors. The FCC has enacted certain rules and is expected to enact others regarding tariff filing requirements for non dominant carriers. The FCC has issued a statement publicly announcing its intention not to enforce the strict tariff format and content rules against non dominant inter-exchange carriers in the interim. In July 1993, a Federal District Court (the "District Court") granted AT&T's request for a preliminary injunction against MCI for failure to file customer-specific tariffs. MCI had relied upon its earlier streamlined tariff filing, which set forth ranges of rates.

As a consequence of the Court of Appeals decision and the District Court's ruling, the Company could be subject to complaints seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to be injured by the Company's failure to file tariffs. The Court of Appeals decision suggests that reliance upon the forbearance policy may not excuse past failure to file tariffs, because the Court ruled that the forbearance policy itself was unlawful. The Court of Appeals does not, however, require the FCC to assess forfeitures or damages or take any other specific enforcement action against those carriers who relied upon its policy, although it does direct the FCC to give further consideration to the issue of damages in a private suit between AT&T and MCI. In February 1993, AT&T filed lawsuits in Federal court against MCI, Sprint and Williams Telecommunications Group, Inc. ("WilTel") for alleged failure to file proper tariffs and seeking lost profits on a denied loss of sales of $1 billion. WilTel responded by filing a Federal court complaint against AT&T for illegal pricing activity, and similar complaints filed by MCI and Sprint have been pending at the FCC for several years. Moreover, the implications for other long-distance carriers of the District Court's preliminary injunction against MCI may be substantial unless and until the FCC acts. There is a possibility that the aftermath of the ultimate consequences of the Court's ruling may affect the Company's pricing practices. AT&T has also indicated that it may institute similar suits against other inter-exchange carriers. MCI has filed a motion for reconsideration of the Court's preliminary injunction and has also filed a petition for declaratory ruling with the FCC to declare that it and other inter-exchange carriers cannot be held liable for good faith reliance on the FCC's now reversed forbearance policy. At this time, the Company cannot predict the likelihood of the filing of complaints against it or potential liability, if any.

POTENTIAL INCREASED COMPETITION. In 1984, pursuant to the AT&T Divestiture Decree, AT&T divested its 22 wholly owned BOCs. In 1987, as part of the triennial review of the AT&T Divestiture Decree, the U.S. District Court for the District of Columbia denied the BOCs petition to enter, among other things, the inter-LATA long-distance telecommunications business. The District Court's ruling was appealed to the Court of Appeals, which, in 1990, affirmed the District Court's decision to retain the inter-LATA prohibition for the BOCs. Recent legislation passed in Congress now permits the BOCs to provide inter-LATA service, subject to the provisions outlined in Recent Legislation below. As indicated below, the Company and all other providers of inter-LATA service may now expect to face substantial additional competition. This legislation follows the relaxing by the FCC of its regulatory requirement applicable to foreign controlled inter-exchange carriers such that these firms and others that may enter the market in the future will have greater flexibility to compete in international routes.

REGULATION OF AT&T. Currently, the Company and the inter-exchange carriers with which it competes are subject to less regulation and have greater pricing flexibility than AT&T. However, the difference in the level of regulation between AT&T and its competitors has recently been narrowed. The general trend of the FCC is to treat AT&T interexchange business service as competitive and lessen FCC reviews of the rates AT&T charges for many of its business services. In addition, the FCC has adopted "further streamlined" regulation for many of AT&T's domestic business services, which effectively removes various controls under existing regulations governing AT&T's pricing flexibility. The FCC also allows AT&T to bundle individualized packages of integrated services to specific, high-volume customers at negotiated prices. The Court of Appeals recently held that these so-called Tariff 12 offerings are lawful under the Federal Communications Act. The new rules allowing the further streamlining of AT&T's regulation are the subject of judicial appeals pending before the Court of Appeals. The outcome of these appellate proceedings is at this time uncertain. Management of the Company does not believe that the implementation by the FCC of the further streamlined rules would have a material adverse effect on its business or operations. However, should the FCC affirm further streamlined regulation with respect to a number of AT&T's domestic business services, AT&T can be expected to offer and price its business services more aggressively, which in turn, may affect the Company's pricing policies and gross margins.

RECENT LEGISLATION. Under the Telecommunications Act of 1996, which became law on February 8, 1996, many restrictions were abolished that acted as entry barriers in telecommunications markets. Of greatest significance to the Company, this legislation eliminates the restrictions imposed by the AT&T consent decree on the provision by the BOCs of long distance services. However, the entry of a BOC into the long-distance market will only be permitted if it has satisfied the FCC and the Justice department that it has satisfactorily opened its local exchange market to competitors such as the Company. The process of entry by the BOCs into the long distance market will take time to complete. Although the Company intends to take advantage of the recent legislation by seeking to resell local telephone service, there can be no assurance that it will be successful in so doing or that the entry of the BOCs into the long distance market will not damage the Company's business and financial position.

STATE REGULATION. The Company's intrastate long-distance telecommunications operations are subject to various state laws and regulations, including, in many jurisdictions, certification requirements. Generally, the Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers intrastate long distance services. Some state regulatory authorities also require carriers to file tariffs which set forth their rates and conditions of service. The Company has obtained certificates, and filed tariffs, to provide service in a majority of the states where it conducts business. Some states prohibit inter-exchange carriers from providing intrastate service (calls both originating and terminating in the same state) or restrict or condition the offering of intrastate or intra-LATA long-distance service by the Company and other inter-exchange carriers. Those states that do permit the offering of intrastate or intra- LATA service by inter-exchange carriers generally require that end users desiring to access these services dial special access codes which put the Company at a disadvantage vis-a-vis local exchange carrier intrastate and intra-LATA toll service, which generally requires no similar access code. The Company historically has not experienced significant problems in its dealings with state regulatory authorities. Changes in regulatory requirements, however, could result in changes in the manner in which the Company conducts its operation. The Company may also incur the expense of legal fees and related costs in order to comply with such changes in regulatory requirements. The Company plans to obtain the required certification in each state to provide local service.

EMPLOYEES


At August 31, 1997, the Company had 40 employees, including the executive officers, of whom 35 are full time and 5 are part-time. Of these 40 employees, 19 are responsible for order entry, customer service and operations, 9 are responsible for accounting and credit control, 4 are responsible for marketing support, 7 are responsible for general management and administration and 1 is responsible for maintaining the computer system. If the Company is successful in its proposed marketing programs, management envisages that there will be a need for a continuing increase in the number of its employees.


In addition to its employees, the Company has a total of approximately 175 self-employed independent sales representatives who are either currently active on the Company's behalf or who have introduced customers to the Company which are still using the Company's network.

PROPERTIES

The Company operates out of a 10,700 square foot office at 1 Blue Hill Plaza, Pearl River, NY, a modern office facility. The space currently occupied by the Company is leased from a nonaffiliated third party under a lease expiring in December, 2000 with annual rent of $192,834 rising to $214,260 commencing January 1999.


LEGAL PROCEEDINGS


The State of New York Department of Taxation and Finance filed two separate warrants dated May 23, 1994 and January 11, 1994, respectively, against the Company evidencing judgment liens for uncontested tax liabilities in the amounts of $10,449.21 and $5,238.61, respectively. The Company negotiated the payment of these liabilities with the Department with monthly payments being made over a 24 month period ending July 1997, both of which have been paid in full.



The Department has filed an additional warrant dated June 23, 1997 against the Company evidencing a judgment lien for uncontested tax liabilities in the amount of $87,227. The Company has negotiated another 24 month payment plan with the Department as to this new tax liability which commences in August, 1997.



On September 19, 1996, the Company, Steven Lampert, Michael Preston, LDDI and LDDLP entered into an agreement (the "Settlement Agreement") with Michael G. Miller, Jeffrey L. Schwartz and JAMI Marketing Services, Inc. (the "Sellers"), to settle pending litigation (the "Litigation") related to a Buy Out Agreement among the parties dated April 6, 1993. In accordance with the terms of the Settlement Agreement, the Company paid Sellers $500,000 in settlement of the Litigation and as full satisfaction of all remaining obligations under the Buy Out Agreement; the parties signed and delivered mutual general releases; and the Litigation was dismissed with prejudice. See "Certain Transactions -- Buy Out Agreement."

There are no other legal proceedings or claims, threatened or pending, against the Company except as disclosed herein.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth the names, ages and titles of the persons who are the directors and executive officers of the Company.



     NAME                          AGE          POSITION
     ----                          ---          --------

Steven L. Lampert                  48           President Chief Executive Officer and
                                                Chairman of the Board
Michael D. Preston                 51           Chief Financial Officer and Vice
                                                President -- Finance, Secretary and
                                                Director
Clair Alpert                       54           Vice President -- Administration
Lori Colin                         39           Controller
Andrea Grossman                    33           Vice President -- Marketing
Rowland W. Day II                  41           Director
Julian Levy                        32           Director
Conrad J. Morris                   64           Director


Steven Lampert is a founder of the Company and has been the Chief Executive Officer since January 1994. He has served as President of the Company since it commenced operations in December 1991. Prior to founding the Company, Mr. Lampert served as President of Comtec, Inc., a New York-based telecommunications corporation, from November 1985 through November 1991. Prior to 1985, Mr. Lampert served as director of telecommunications for NBC and for Corning Labs (formerly Metpath). Mr. Lampert has served as a director of the Company since December 1991.

Michael Preston is a founder of the Company and has been the Vice President -- Finance and Chief Financial Officer of the Company since January 1994. Prior to this period, Mr. Preston was retained as a consultant to the Company commencing in December 1991. Mr. Preston has served as a director of the Company since December 1991, and served as a director of the following other companies, with the date of such service in parentheses: Sterling Publishing Group PLC, a publicly-held U.K. business publishing company (1977 to September 1995; and served as Deputy Chairman from 1990 to September 1994); Broad Street Group PLC, a publicly-held U.K. public relations and marketing services firm (June 1977 to March 1991); Frank Usher Holdings PLC, a publicly-held U.K. clothing manufacturer (1989 to 1990); Cadiz Land Corporation (1983 to 1987). Mr. Preston is a United Kingdom Chartered Accountant.

Clair Alpert has been the Vice President -- Administration of the Company since October 1993. Ms. Alpert served as Controller of the Company from April 1992 to October 1993. Prior to joining the Company, Ms. Alpert served as the Director of Administration and Accounting for Gross & Alpert, C.P.A., a New York-based accounting firm, from January 1987 to March 1992.

Lori Colin has been the Controller of the Company since October 1993. Prior to joining the Company, Ms. Colin was a Senior Accountant at Chase Manhattan Leasing Co. from 1991 to 1993, and prior to that was an Assistant Manager -- Accounting at Concord Leasing in Connecticut from 1985 to 1990.

Andrea Grossman has been the Vice-President Marketing of the Company since May 1993. Ms. Grossman served as the Director of Marketing of the Company from October 1992 to May 1993. Prior to joining the Company, Ms. Grossman was the Database Marketing Director of JAMI Marketing Services, Inc., a New York-based direct marketing firm, from October 1990 to October 1992. From June 1990 to October 1990, Ms. Grossman was a Consultant with The Rostmark Group, a marketing consultancy in New Jersey, and from January 1987 to June 1990, she was the General Manager of Webvelope Corp., a New York printing company.

Rowland Day is a partner in the law firm of Day, Campbell & McGill, the Company's corporate counsel. He was appointed a director of the Company in November 1996.

Julian Levy is a representative of Capital Growth International, an investment banking firm that acted as placement agent for the Company in a previous offering of securities and was appointed a director of the Company in November 1996. Mr. Levy is a United Kingdom Chartered Accountant.

Conrad Morris is a United Kingdom businessman with extensive investment and management experience in both the United Kingdom and the United States. Business Systems Consultants Limited, an investment company registered in Liberia and beneficially owned by Mr. Morris' two adult daughters, is a significant investor in the Company. He was appointed a director of the Company in November 1996.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information regarding compensation paid by the Company for services rendered during the fiscal years ended December 31, 1994, 1995 and 1996, respectively, to the Company's Chief Executive Officer and Chief Financial Officer during such period. No other executive officer of the Company holding office in fiscal 1996 received total annual salary and bonus exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                               SECURITIES
    NAME AND             YEAR                            ANNUAL COMPENSATION                   UNDERLYING
    PRINCIPAL           ENDING                                           OTHER ANNUAL           OPTIONS
    POSITION          DECEMBER 31,     SALARY            BONUS            COMPENSATION          SARS (#)
    --------          ------------     ------            -----            ------------          --------

Steven Lampert,           1994        $250,000            --               $ 7,911(1)               0
  President               1995        $150,000            --               $10,689(1)          250,000(2)
                          1996        $150,000            --               $11,745(1)          350,000(3)


Michael Preston,          1994        $100,000            --               $  5,196(1)              0
 Chief Financial          1995        $125,000            --               $  7,122(1)         250,000(4)
   Officer                1996        $125,000            --               $  9,092(1)         350,000(5)

------------------------------

(1) Includes an allowance for automobile expenses.
(2) Options to purchase 250,000 Shares at a price of $.001 per Share were granted to Mr. Lampert under the Company's 1995 Stock Option Plan.
(3) Options to purchase 350,000 Shares at a price of $3.30 per Share were granted to Mr. Lampert under the Company's 1995 Stock Option Plan.
(4) Options to purchase 250,000 Shares at a price of $.001 per Share were granted to Mr. Preston under the Company's 1995 Stock Option Plan.
(5) Options to purchase 350,000 Shares at a price of $3.30 per Share were granted to Mr. Preston under the Company's 1995 Stock Option Plan.


              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1996
                                INDIVIDUAL GRANTS

                                                        PERCENT OF
                                                       TOTAL OPTIONS          EXERCISE
                             NUMBER OF SECURITIES       GRANTED TO             OR BASE
                                  UNDERLYING             EMPLOYEES              PRICE
                 NAME           OPTIONS GRANTED           IN 1996              ($/SH.)          EXPIRATION DATE
                 ----           ---------------           -------              -------          ---------------

             Steven Lampert         350,000                   35%               $ 3.30             10/11/2001
             Michael Preston        350,000                   35%               $ 3.30             10/11/2001

------------------
No executive officer named in the Summary Compensation Table above exercised stock options during the fiscal year ended December 31, 1996.

The following table sets forth for each person the fiscal year-end value of unexercised options:


                         AGGREGATED OPTION EXERCISES IN
              FISCAL YEAR ENDED DECEMBER 31, 1996 AND OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                   SHARES                               NUMBER OF UNEXERCISED                       IN-THE-MONEY
                ACQUIRED ON          VALUE               OPTIONS AT 12/31/96                   OPTIONS AT 12/31/96(1)
NAME             EXERCISE          REALIZED          EXERCISABLE     UNEXERCISABLE           EXERCISABLE       UNEXERCISABLE
----             --------          --------          -----------     -------------           -----------       -------------

Steven Lampert        0               --               600,000            0                $1,395,000               0
Michael Preston       0               --               600,000            0                $1,395,000               0


------------------
(1) The value of the Company's Common Stock for purposes of the calculation was based upon the average of the bid and asked prices for the Common Stock on March 24, 1997 as reported by the OTC Bulletin Board, minus the exercise price.


STOCK OPTION PLAN


The Company has adopted a stock option plan (the "Stock Option Plan") for its officers, directors, employees and consultants and has reserved a total of 2,000,000 shares of Common Stock to be issued upon exercise of options granted under the Stock Option Plan. As of June 30, 1997, options to purchase 1,000,000 shares at an exercise price of approximately $.001 per share and options to purchase 1,000,000 shares at an exercise price of $3.30 per share had been granted, of which 790,000 had been exercised by such date.

The Stock Option Plan will be administered by the Board. Subject to the provisions of the Stock Option Plan, the Board will have sole discretionary authority to interpret the Stock Option Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

Options granted under the Stock Option Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the U.S. Internal Revenue Code, as amended (the "Code"), or non-qualified stock options ("NQSOs"). The exercise price of the options will be determined by the Board when the options are granted, subject to a minimum price in the case of ISOs equal to the fair market value (as defined in the Stock Option Plan) of the Common Shares on the date of grant and a minimum price in the case of NQSOs of the par value of the Common Stock. In the discretion of the Board, the option exercise price may be paid in cash or in Common Shares or other property having a fair market value on the date of exercise equal to the option exercise price.

DIRECTOR COMPENSATION

Directors who are officers or employees of the Company receive no additional compensation for service as members of the Board of Directors or committees thereof. Directors who are not officers or employees of the Company will receive such compensation for their services as the Board of Directors may from time to time determine. It is anticipated that non-employee directors will receive a fee of $500 per meeting plus expenses of attending the meeting.

EMPLOYMENT CONTRACTS

The Company has not entered into any written or formal contract with any of the above-named executive officers.


                             PRINCIPAL STOCKHOLDERS


The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of June 30, 1997 by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, and (iii) all executive officers and directors of the Company as a group. See "Management."


        NAME AND ADDRESS                           NUMBER OF SHARES
       OF BENEFICIAL OWNER                         BENEFICIALLY OWNED      PERCENTAGE OF CLASS
       -------------------                         ------------------      -------------------

Steven L. Lampert............................     1,637,065(1)                   17.6%
8 Lady Godiva Way
New City, N.Y. 10956

Michael D. Preston...........................     1,704,020(2)                   18.3%
        8 Oak Hill Park Mews
        London NW3 7LH
        England

Rowland W. Day II............................       682,320(3)                    7.4%
        3070 Bristol Street, Suite 650
        Costa Mesa, CA 92626

Julian Levy..................................      50,000 (4)                  less than 1%

Conrad Morris................................         0                          --

Business Systems Consultants, Ltd............     1,334,798(5)                   15%
        P.O. Box 222
        31-33 Le Pollet
        St. Peter Port
        Gurnsey GYI 4J6
        Channel Islands


All directors and officers...................     5,578,203(6)          54.5%
        as a group (8 persons)

--------------------

(1) Includes 350,000 shares issuable upon the exercise of outstanding options.
(2) Includes 410,000 shares issuable upon the exercise of outstanding options.
(3) Includes approximately 111,960 shares issuable upon the exercise of outstanding options. Also includes 216,000 of the shares issuable upon the exercise of options held by Day, Campbell & McGill, which represents Mr. Day's pecuniary interest in the total number of shares issuable upon exercise of options held by Day, Campbell & McGill. Mr. Day is also a principal in the firm of Day, Campbell & McGill, the Company's corporate counsel.
(4) Includes 50,000 shares issuable upon the exercise of outstanding options.
(5) Business Systems Consultants, Ltd. (BSC) is an investment company registered in Liberia. BSC is beneficially owned by two adult daughters of Conrad Morris, a director of the Company. Mr. Morris acts as an advisor to but has no beneficial interest in BSC.
(6) Includes 1,307,960 shares issuable upon exercise of outstanding options, and the 1,334,798 shares owned by BSC.


                              CERTAIN TRANSACTIONS

PARTNERSHIP TRANSACTION

Pursuant to the recapitalization on October 5, 1995, LDDI issued shares of its Common Stock to the limited partners of LDDLP in exchange for their respective partnership interests in LDDLP in a transaction exempt from the registration requirements of the Securities Act. On October 6, 1995 LDD Holdings acquired all of the outstanding shares of Common Stock of LDDI in exchange for 3,000,000 shares of the Company's Common Stock.

BANK OF NEW YORK LOAN

Pursuant to the terms of a Bridge Loan and Security Agreement (the "Loan Agreement") dated August 25, 1994 between Wingmead Securities Ltd. ("Wingmead") and Michael Preston, a Director and Chief Financial Officer of the Company, as lenders, and LDDLP, Wingmead and Preston each agreed to make one loan to the Partnership in the original aggregate principal amount of $250,000. The Wingmead loan (the "Wingmead Loan") was made on August 25, 1994, and the Preston loan (the "Preston Loan") was made on October 27, 1994. The Wingmead Loan was evidenced by a secured promissory note (the "Wingmead Note"), and bore interest at a rate per annum equal to the Prime Rate plus 2.0% . As collateral security for the payment of such amounts, LDDLP granted to Wingmead a first floating lien on all of its assets. In addition, pursuant to the terms of a Guaranty dated August 25, 1994 between Wingmead and Mr. Preston, a Director and Chief Financial Officer of the Company, Mr. Preston personally guaranteed the payment, when due, of all amounts owed under the terms of the Loan Agreement, and as security for such guaranty, entered into a pledge agreement with Wingmead dated August 25, 1994 whereby he pledged 466,382 ordinary shares of Sterling Publishing Group PLC beneficially owned by him and the proceeds of any sale thereof to secure his obligations under his guaranty. The Preston Loan was non-interest bearing and was repaid, together with the Wingmead Loan, out of the proceeds of a loan from The Bank of New York.

On October 28, 1994, the Company borrowed $500,000 from The Bank of New York ("BONY") pursuant to a General Loan and Security Agreement (the "BONY Note"), which bore interest at a rate per annum equal to the Prime Rate plus .5%. Principal and interest on the BONY Note was due on April 12, 1995. The proceeds from the BONY Note were used to pay in full the principal amount outstanding under the Wingmead Note and the Preston Loan. There was no cost or other effect to the Company for such prepayment.

As collateral security for the payment of the BONY Note, the Company granted BONY a security interest in a $500,000 certificate of deposit issued by BONY to Wingmead which had been hypothecated to the Company by Wingmead. In addition, pursuant to the terms of a Guaranty dated October 28, 1994 between BONY and Steven Lampert, the Chief Executive Officer and Director of the Company, and Mr. Preston, the Chief Financial Officer and a Director of the Company, each of Messrs. Lampert and Preston personally guaranteed the payments, when due, of all amounts owing by the Company to BONY, which obligation was represented by the BONY Note.

The repayment date of the BONY Note was extended until September 30, 1995 by an agreement entered into in April 1995 on terms substantially identical to those of the original agreement dated October 28, 1994 and was subsequently extended to November 8, 1996, at which time it was paid in full. In November, 1996 Wingmead entered into an agreement with the Company under which it agreed to subscribe for 166,667 shares of the Company's Common Stock at $3.00 per share on the repayment by the Company of the BONY Note. On November 18, 1996, Wingmead purchased 166,667 shares of the Company's Common Stock for $500,000 cash.

BRIDGE LOANS

SERIES A LOANS. Pursuant to a series of loans made on September 30, 1994, the Company borrowed an aggregate principal amount of $177,500 from a group of seven lenders (the "Series A Loans"). Each loan bore interest at a rate per annum equal to the Prime Rate plus 2%, was due and payable on June 30, 1995, and was evidenced by a secured promissory note dated as of September 30, 1994. Pursuant to a Subordination Agreement entered into by and among LDDI, each holder of the Series A Loans and Wingmead, each of the holders of the Series A Loans agreed that their right to payment and security interest in the property of LDDI would be subordinate to all indebtedness owed by LDDI to Wingmead.

The Series A Loan notes provided that any loans outstanding at the time that the Company concluded an initial public offering or similar transaction may at the holder's option be converted into shares of the Company's Common Stock at the offering price together with a premium of 25% over the face value of the loan. Loans aggregating $30,000 plus accrued interest were repaid during 1995. Holders of the balance of the Series A Notes, aggregating $147,500, elected to convert the amounts due to them, plus premium, into shares of the Company's Common Stock at a price of $3.00 per share prior to December 31, 1995.

SECOND WINGMEAD LOAN. Pursuant to an agreement dated December 6, 1994, the Company borrowed from Wingmead the sum of $200,000 (the "Second Wingmead Loan") repayable either within ten days following an initial public offering of the Company's stock, or, if no such offering occurred within 90 days following the date of the agreement, in six equal installments commencing on the 120th day following the date of the agreement. The loan, which was secured by the Loan Agreement dated August 25, 1994 between the Company, Wingmead and Michael Preston, and was personally guaranteed by Michael Preston and Steven Lampert, bore interest at the rate of 20% per annum, and, in consideration for making the Loan, the Company agreed to issue to Wingmead 20,000 shares of the Company's Common Stock, such shares to be unregistered but to have piggy-back registration rights in the event of a public offering of the Company's Common Stock within twenty-four months after the date of the agreement.

In August, 1996 Michael Preston paid Wingmead a total of $229,329.86, representing $110,000 of the Second Wingmead loan together with accrued interest and certain fees due to Wingmead, in consideration of Wingmead's granting to Mr. Preston the benefit of Wingmead's interest in all such amounts owing by the Company. Wingmead had previously converted the balance of the principal due into 30,000 shares of the Company's Common Stock at the price of $3.00 per share, prior to December 31, 1995. On November 18, 1996, the Company repaid Mr. Preston the full amount paid by him to Wingmead for the debt owed to Wingmead by the Company.

BUSINESS SYSTEMS CONSULTANTS LOAN. On October 30, 1993, Business Systems Consultants Limited advanced the sum of $100,000 to the Company as an interest-free, five-year unsecured and subordinated loan, repayable at the obligee's request after three years. Business Systems Consultants converted this loan into shares of the Company's Common Stock at the price of $3.00 per share prior to December 31, 1995.

SHAREHOLDER LOANS

The Company entered into an agreement with Business Systems Consultants, Ltd. ("BSC") in March, 1996, pursuant to which BSC agreed to loan $500,000 to the Company. The agreement provided that BSC may convert all (but not less than all ) of the loan into shares of the Company's Common Stock at a price of $3.30 per share at any time prior to the earlier of December 31, 1996 or the date on which the Company's Common Stock is listed for trading on NASDAQ. As consideration for the loan, the Company agreed to issue 150,000 shares of Common Stock to BSC and to pay BSC a fee equal to 1.5% of the first $50 million of revenues and 1% of revenues in excess of $50 million received by the Company from the customer billings generated by sales representatives recruited via the infomercial produced by Guthy-Renker during the first two years any revenue is received from such infomercial. In August, 1996, BSC elected to convert the entire amount of the loan to equity.

The Company entered into agreements with Business Systems Consultants, Ltd. ("BSC") and Michael Preston on August 1, 1996, pursuant to which BSC and Mr. Preston agreed to loan $350,000 and $150,000, respectively, to the Company. The loans bore interest at the rate of 12% per annum and were repayable within 60 days after receipt of the loan proceeds. The agreements provided that the loans may be converted into shares of the Company's Common Stock at a price of $2.50 per share. As additional consideration for the loans, the Company agreed to issue to BSC and Mr. Preston, for each seven day period during which the loans were outstanding, 1,250 shares of Common Stock and 535 shares of Common Stock, respectively, but not less than 5,000 shares and 2,140 shares, respectively. In addition, if the loans were not repaid prior to September 30, 1996, BSC and Mr. Preston have the option, exercisable at any time within 12 months after such repayment date, to purchase, at a price of $2.50 per share, 140,000 shares and 60,000 shares, respectively. In November 1996 BSC elected to convert the full amount of its loan into shares of the Company's Common Stock at a price of $2.50 per share. The loan from Mr. Preston was repaid in November 1996.

BUY OUT AGREEMENT

Pursuant to the terms of an agreement (the "Buy Out Agreement") dated April 6, 1993 by and among Steven L. Lampert ("Lampert"), Michael D. Preston ("Preston" and collectively with Lampert, the "Buyers"), Michael Miller ("Miller"), Jeffrey Schwartz ("Schwartz" and collectively with Miller, the "Sellers"), LDDLP, LDDI and several inactive entities (collectively with LDDLP and LDDI, the "Entities"), the Buyers, who are officers and directors of the Company, purchased in equal proportions all of the interests of the Sellers in the Entities (the "Buy Out"). At the closing of the Buy Out, the Buyers paid the Sellers an aggregate of $500,000.

In connection with the Buy Out, LDDLP obligated itself under the Buy Out Agreement (i) to pay the Sellers an aggregate of $250,000 for their covenants not to compete with the business of LDDLP, (ii) to pay JAMI Marketing Services, Inc. ("JAMI"), an affiliate of the Sellers, $303,333.34, with respect to and in cancellation of an office facilities and equipment agreement and in consideration of services rendered, and (iii) to pay to the Sellers an aggregate of $80,000 with respect to their capital and current accounts with LDDLP (collectively, the "LDDLP Obligations").

In addition, the Sellers were entitled to receive Contingent Event Payments of up to an aggregate of $750,000 upon the occurrence of (a) the sale by either of the Buyers of all or a majority of his interests in any Entity, (b) the sale by any Entity of all or substantially all of its assets, or (c) the distribution (excluding compensation payments to Lampert or Preston in amounts not exceeding $187,500 and $150,000, respectively, per year) by any Entity of cash or property to either of the Buyers (collectively the "Contingent Events"). The Buyers were responsible for Contingent Event Payments, except in the case of an asset sale by an Entity, in which case the Entity was responsible to the Sellers but the Buyers were obligated to reimburse the Entity to the extent the net proceeds of such sale were distributed to the Buyers.

A dispute arose with respect to the Buy Out Agreement and in February, 1996, LDDLP and the Buyers filed a lawsuit against the Sellers seeking compensatory and punitive damages. The Sellers subsequently filed a separate lawsuit against LDDLP and the Buyers to exercise their rights to receive payment under the Buy Out Agreement and to exercise their remedies under the security agreement with respect thereto.

On September 19, 1996, the Company, the Buyers, LDDI and LDDLP entered into an agreement (the "Settlement Agreement") with the Sellers and JAMI to settle the pending litigation (the "Litigation"). In accordance with the terms of the Settlement Agreement, the Company paid Sellers $500,000 in settlement of the Litigation and as full satisfaction of all remaining obligations under the Buy Out Agreement, including the Contingent Event Payments; the parties signed and delivered mutual general releases; and the Litigation was dismissed with prejudice.

COMPANY COUNSEL


The Company has granted to members of the firm of Day, Campbell & McGill, the Company's corporate counsel, options to purchase an aggregate of 860,000 shares of Common Stock. In addition, in connection with the Company's agreement to sell telephone services to Kaire International, the Company agreed to pay a finder's fee to Day, Campbell & McGill in the amount of 2.5% of the monthly revenues collected by the Company from the sale of such telephone services during the three-year term of its agreement with Kaire International which commenced on December 1, 1996.


RELATIONSHIP WITH ALBERDALE & CO.

Michael Preston, an officer, director and principal shareholder of the Company, owns a 33.3% interest in Alberdale & Co., a British investment firm whose associate company, Alberdale Partners Limited, received compensation in connection with the sale of the Company's securities in a private placement completed in November 1996 in which Capital Growth International, LLC acted as the Company's placement agent.

ARRANGEMENTS WITH CAPITAL GROWTH INTERNATIONAL, LLC

In August 1996, the Company entered into a Placement Agreement with Capital Growth International, LLC ("CGI") pursuant to which the Company agreed, among other things, (i) to use its best efforts to cause the election to the Company's Board of Directors of a person designated by CGI and reasonably acceptable to the Company for a period of up to three years (CGI has designated Julian Levy who has been elected to the Board); (ii) to retain CGI as a financial advisor for two years and to compensate CGI at the rate of $2,500 per month; and (iii) for a period of 24 months after the completion of the private placement, to provide CGI with the first opportunity to negotiate and the right of first refusal with respect to any debt or equity financings the Company may undertake during such period. In March 1997, the Company issued or agreed to issue 85,000 shares of Common Stock to CGI for investment banking services.

                              SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of May 31, 1997, and as adjusted to reflect the sale of the Shares.


                                                                      MAXIMUM NUMBER             SHARES
                                             NUMBER OF SHARES        OF SHARES TO BE       BENEFICIALLY OWNED
                                            BENEFICIALLY OWNED      SOLD PURSUANT TO        AFTER OFFERING(2)
NAME                                        PRIOR TO OFFERING(1)   THIS PROSPECTUS(1)     NUMBER         PERCENT
----                                        --------------------   ------------------     ------         -------
P.R. Zaykowski & Co. L.P.                           30,000              30,000                  0          *
Robert S. London                                   100,500             100,500                  0          *
William F. Coffin                                   40,000              40,000                  0          *
Donald Kearns & Jean Wickersham                     37,500              37,500                  0          *
Art Granito                                         22,500              22,500                  0          *
Reed Slatkin                                       100,000             100,000                  0          *
Rex Licklider                                      100,000             100,000                  0          *
Emily & Malcolm Fairbairn                           27,500              27,500                  0          *
Jeffrey Lambert IRA                                 12,500              12,500                  0          *
Emily Fairbairn IRA                                  5,000               5,000                  0          *
Michael Foley IRA                                    5,000               5,000                  0          *
Mark E. Strome, Trustee FBO The
  Mark E. Strome Living Trust                      125,000             125,000                  0          *
Malcolm Fairbairn IRA                               17,500              17,500                  0          *
Jose & Lillie K. Reines, Trustees
  udt dated 4/25/84 FBO The Reines
  Family Trust                                      15,000              15,000                  0          *
Howard Miller                                       37,500              37,500                  0          *
Donaldson, Lufkin & Jenrette
  Securities Corporation custodian
  F/B/O Donald K. Bennett,
  Account #4AY964996-1                              16,500              16,500                  0          *
Storie Partners, L.P.                              350,000             350,000                  0          *
ING Bank                                           149,991             149,991                  0          *
Kentland Holdings                                   25,000              25,000                  0          *
Ponte Vedra Partners                               100,000             100,000                  0          *
First Hawaiian Bank, Trustee for
  Zippy's Inc., Profit Sharing Plan                 50,000              50,000                  0          *
G. Tilton Gardner                                   12,500              12,500                  0          *
Bradley N. Potter                                   50,000              50,000                  0          *
Doran Capital Management, L.P.                      25,000              25,000                  0          *
Guthy-Renker Corporation                            50,000              50,000                  0          *
Frank Cutler                                        25,000              25,000                  0          *
Cruttenden Roth Incorporated(3)                    152,950             152,950                  0          *































------------------
* Less than 1%


(1) Includes, with respect to the following persons, the following number of Shares which may be acquired through the exercise of warrants: Cruttenden Roth Incorporated (152,950).


(2) Gives effect to the exercise of all of the warrants and options as to which the underlying Shares of Common Stock are being offered hereby and the sale of all of the Shares of Common Stock being offered by the Selling Stockholders.

(3) Cruttenden Roth Incorporated acted as placement agent for the Company in its most recent private offering of securities and as a portion of its compensation received an option to purchase, at an initial price of $2.00 per share, 152,950 shares of Common Stock.

                              PLAN OF DISTRIBUTION


The Shares will be offered and sold by the Selling Stockholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the Shares, including legal and accounting fees and such expenses are estimated to be $50,000.


The Selling Stockholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of

Shares by the Selling Stockholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

The Company has informed the Selling Stockholders that certain anti-manipulative Rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus.

Selling Stockholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


The Company's Articles of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock, $.001 par value, of which 8,927,000 shares were outstanding as of June 30, 1997.


Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of shares are not entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

PREFERRED STOCK

The Company's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value. The Company's Articles of Incorporation provide that the rights, preferences, and privileges of the preferred stock shall be determined by the Board of Directors. The Board of Directors has not taken any action to determine the rights, preferences or privileges of the preferred stock nor has any preferred stock been issued. There are no present plans to issue any shares of preferred stock.

OPTIONS


As of June 30, 1997, options to purchase 1,000,000 shares of Common Stock at an exercise price of $.001 per share and options to purchase 1,000,000 shares at an exercise price of $3.30 per share had been granted under the Company's 1995 Stock Option Plan, 790,000 of which have been exercised. See "Management-Stock Option Plan." In addition, there were options outstanding to purchase 555,000 shares of Common Stock at exercise prices ranging from $2.50 to $3.30 per share. Under an agreement entered into in January 1997, between the Company and National Benefits Consultants, LLC ("NBC"), a company in alliance with Deloitte & Touche LLP, NBC has an option to purchase up to 20% of the Company's Common Stock at an exercise price of $3.00 per share. See "Business - National Benefits Consultants/Deloitte & Touche." In addition, the Company is negotiating a new contract with Guthy-Renker Corporation which, if entered into, as to which there can be no assurance, will obligate the Company to grant an option to Guthy-Renker Corporation to purchase, at an exercise price of $2.00 per share, what could be a significant number of shares of the Company's Common Stock. See "Business - Televised Marketing Program".


WARRANTS


As of June 30, 1997, there were warrants outstanding to purchase, at any time prior to March 31, 1999, 25,500 shares of Common Stock at an exercise price of $3.00 per share, warrants outstanding to purchase, at any time prior to August 31, 1999, 26,460 shares of Common Stock at an exercise price of $3.30 per share, warrants outstanding to purchase, at a price of $4.00 per share, up to

461,968 shares of Common Stock at any time prior to November 18, 1998, warrants outstanding to purchase, at a price of $3.30 per share, up to 314,160 shares of Common Stock at any time prior to November 18, 1998, warrants outstanding to purchase, at a price of $2.00 per share, up to 152,950 shares of Common Stock at any time prior to March 31, 2002, and warrants outstanding to purchase, at a price of $3.00 per share, up to 10,000 shares of Common Stock at any time prior to April 30, 2002.

REGISTRAR AND TRANSFER AGENT

The Registrar and Transfer Agent for the Company's Common Stock is American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215-5513.

                                  LEGAL MATTERS


The validity of the Shares offered hereby will be passed upon for the Company by Day, Campbell & McGill, 3070 Bristol Street, Suite 650, Costa Mesa, California 92626. As of June 30, 1997, members of the firm owned a total of 555,036 shares of the Company's Common Stock and held options to purchase an additional 600,000 shares of the Company's Common Stock.


                                     EXPERTS

The financial statements of the Company for the fiscal years ended December 31, 1994, 1995 and 1996 included in this Memorandum have been audited by Adelman, Katz & Mond, LLP, independent certified public accountants, to the extent and for the period set forth in its report included herein, and have been so included in reliance upon the report (which notes that the Company's significant recurring losses from operations and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern and that the financial statements were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the Company's inability to continue as a going concern) of such firm given upon its authority as experts in accounting and auditing.

                               FURTHER INFORMATION


The Company has filed with the Securities and Exchange Commission ("Commission"), a Registration Statement on Form SB-2 with respect to the securities which are offered by this Prospectus. This Prospectus omits certain information which is contained in the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement including the exhibits filed therewith, which may be examined without charge at the Washington, D.C. offices of the Commission and copies of all or any part thereof may be obtained upon payment of the Commission's charge for copying. The statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in any and all respects by such reference.

                        INDEX TO FINANCIAL STATEMENTS


                                                                        Page

  INDEPENDENT AUDITORS' REPORT OF ADELMAN KATZ AND MOND, LLP              F-2


    CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1996 AND 1995          F-3

    CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
    DECEMBER 31, 1996, 1995 AND 1994                                      F-4

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS
    ENDED DECEMBER 31, 1996, 1995 AND 1994                                F-5

    CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
    DECEMBER 31, 1996, 1995 AND 1994                                      F-6

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            F-7

  CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 1997
  (UNAUDITED) AND MARCH 31, 1996 (UNAUDITED)

    CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1997 (UNAUDITED)
    AND DECEMBER 31, 1996                                                 F-18

    CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS
    ENDED MARCH 31, 1997 (UNAUDITED) AND MARCH 31, 1996 (UNAUDITED)       F-19

    CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED
    MARCH 31, 1997 (UNAUDITED) AND MARCH 31, 1996 (UNAUDITED)             F-20

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS
    ENDED MARCH 31, 1997 (UNAUDITED) AND MARCH 31, 1996 (UNAUDITED)       F-21

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Long Distance Direct Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Long Distance Direct Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Long Distance Direct Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the result of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has experienced significant recurring losses from operations and has an accumulated deficit, both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 5, the Company did not meet certain minimum purchase requirements with it's primary supplier. The supplier has agreed to waive such commitments under certain conditions.




                                                           Adelman, Katz & Mond


New York, N.Y.
March 21, 1997

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                         DECEMBER 31,
                                                                     1996            1995
                                                                  -----------     -----------
 CURRENT ASSETS
  Cash                                                            $   962,471     $   207,666
  Accounts receivable (net of allowance for doubtful accounts)
   (Notes 2 and 5)                                                  1,125,986       1,103,903
  Loans receivable - officers (Note 10)                               260,735             -0-
  Other current assets                                                924,431          93,229
                                                                  -----------     -----------

      Total Current Assets                                          3,273,623       1,404,798
                                                                  -----------     -----------
PROPERTY AND EQUIPMENT
  Furniture and equipment                                             156,926          54,856
  Computer equipment and software                                     257,108         196,764
  Leasehold improvements                                               91,720          38,720
                                                                  -----------     -----------
                                                                      505,754         290,340
  Less: accumulated depreciation                                      193,576         129,203
                                                                  -----------     -----------
                                                                      312,178         161,137

OTHER ASSETS                                                          129,623          61,790
                                                                  -----------     -----------
                                                                  $ 3,715,424     $ 1,627,725
                                                                  ===========     ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable - current (Note 6)                                       $-0-     $ 1,165,000
  Accounts payable                                                  1,453,796       2,370,081
  Accrued expenses                                                    353,681         577,576
  Sales and excise taxes payable (Note 5)                             490,716         703,143
  Loans payable - officers (Note 10)                                      -0-          74,244
                                                                  -----------     -----------
      Total Current Liabilities                                     2,298,193       4,890,044
                                                                  -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

STOCKHOLDERS' EQUITY
  Common stock - par value $.001 per share;
   authorized 30,000,000 shares                                         6,598           3,798
  Additional paid in capital                                        8,477,420       1,429,434
  Accumulated deficit                                              (7,066,787)     (4,665,551)
                                                                  -----------     -----------
                                                                    1,417,231      (3,232,319)
  Less:  Subscriptions receivable                                         -0-         (30,000)
                                                                  -----------     -----------
      Total Stockholders' Equity                                    1,417,231      (3,262,319)
                                                                  -----------     -----------
                                                                  $ 3,715,424     $ 1,627,725
                                                                  ===========     ===========

                 See notes to consolidated financial statements.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31,





                                           1996            1995            1994
                                       -----------     -----------     -----------
REVENUES                               $ 5,319,923     $ 8,363,949     $ 9,527,497

CUSTOMER REBATES AND REFUNDS                 9,686         377,547         444,998
                                       -----------     -----------     -----------
NET REVENUES                             5,310,237       7,986,402       9,082,499

COST OF SERVICES                         3,650,162       5,862,665       6,257,686
                                       -----------     -----------     -----------
      Gross Profit                       1,660,075       2,123,737       2,824,813
                                       -----------     -----------     -----------
OPERATING EXPENSES
  Sales and marketing                      379,670         519,411       1,322,546
  General and administrative             2,941,725       2,700,451       2,554,503
                                       -----------     -----------     -----------
      Total Operating Expenses           3,321,395       3,219,862       3,877,049
                                       -----------     -----------     -----------
LOSS FROM OPERATIONS                    (1,661,320)     (1,096,125)     (1,052,236)
                                       -----------     -----------     -----------
OTHER EXPENSES (INCOME)
  Interest expense                         748,711         375,820         173,996
  Interest income                           (8,795)         (4,594)         (5,515)
  Failed IPO costs                             -0-         407,572             -0-
                                       -----------     -----------     -----------
      Total Other Expenses (Income)        739,916         778,798         168,481
                                       -----------     -----------     -----------
NET LOSS                               ($2,401,236)    ($1,874,923)    ($1,220,717)
                                       ===========     ===========     ===========
NET LOSS PER SHARE                     ($      .54)    ($      .55)    ($      .36)
                                       ===========     ===========     ===========

                 See notes to consolidated financial statements.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 and 1994




                                               Common Stock      Additional Paid   Accumulated
                                             Shares      Amount     in Capital       Deficit
                                            ---------    ------    -----------     -----------
Balance - December 31, 1993                 3,400,000    $3,400    $   611,728     ($1,569,911)

Net loss - December 31, 1994                       --        --             --      (1,220,717)
                                            ---------    ------    -----------     -----------
Balance - December 31, 1994                 3,400,000     3,400        611,728      (2,790,628)

Accrual of expenses, payable in stock,
  in connection with reverse acquisition           --        --        (69,000)             --

Shares of common stock (at par) issued in
 private placement and related paid in
 capital in excess of par (net of expenses
 of $306,397                                  397,835       398        886,706              --

Net loss - December 31, 1995                       --        --             --      (1,874,923)
                                            ---------    ------    -----------     -----------
Balance - December 31, 1995                 3,797,835     3,798      1,429,434      (4,665,551)

Shares of common stock (at par) issued in
 private placement and related paid in
 capital in excess of par (net of expenses
 of $1,078,050                              2,799,991     2,800      7,047,986              --

Net loss - December 31, 1996                       --        --             --      (2,401,236)
                                            ---------    ------    -----------     -----------
Balance - December 31, 1996                 6,597,826    $6,598    $ 8,477,420     ($7,066,787)
                                            =========    ======    ===========     ===========


                 See notes to consolidated financial statements.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,


                                                                     1996            1995            1994
                                                                  -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                         ($2,401,236)    ($1,874,923)    ($1,220,717)
                                                                  -----------     -----------     -----------
 Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                                   64,372          54,580          45,905

       Amortization of note discount                                      -0-         116,000          52,000

       Imputed interest on personal guarantee                             -0-             -0-           2,000

       Financing and other expenses                                   584,263          49,793             -0-

       Provision for doubtful accounts                                222,754         310,953         325,634

       Forgiveness of interest on partnership buy-out                 (55,000)            -0-             -0-

       Changes in assets and liabilities:
         (Increase) decrease in accounts receivable                  (244,837)        539,720      (1,388,937)

         (Increase) decrease in other current assets                 (674,952)        252,718        (282,718)

         (Increase) decrease in other assets                          (67,833)        260,827        (302,013)

         Increase (decrease) in accounts payable                     (884,878)        223,398       1,174,456

         Increase (decrease) in accrued expenses                      154,893         (74,946)        304,874

         Increase (decrease) in sales and excise taxes payable       (212,427)        (40,530)        282,030
                                                                  -----------     -----------     -----------
              Total Adjustments to Net Loss                        (1,423,431)      1,692,513         213,231
                                                                  -----------     -----------     -----------
              Net Cash Used in Operating Activities                (3,824,667)       (182,410)     (1,007,486)
                                                                  -----------     -----------     -----------
CASH FLOWS USED IN INVESTING ACTIVITIES
 Acquisition of property and equipment                               (215,414)        (38,907)        (72,284)
                                                                  -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds (payment) of notes payable                                 (500,000)       (155,000)        935,298

 Proceeds (payment) of related party loans                           (319,979)       (112,076)        106,602

 Proceeds from private placements                                   6,692,915         776,209             -0-

 Payment of private placement costs                                (1,078,050)       (132,165)            -0-
                                                                  -----------     -----------     -----------
        Net Cash Provided by Financing Activities                   4,794,886         376,968       1,041,900
                                                                  -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH                                       754,805         155,651         (37,870)

CASH - Beginning of year                                              207,666          52,015          89,885
                                                                  -----------     -----------     -----------
CASH - End of year                                                $   962,471     $   207,666     $    52,015
                                                                  ===========     ===========     ===========

                 See notes to consolidated financial statements.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


1.  ORGANIZATION AND BUSINESS

    The consolidated financial statements consist of the accounts of Long Distance Direct Holdings, Inc. ("LDDH") and its wholly owned subsidiaries, as follows: Long Distance Direct, Inc. ("LDDI") and Long Distance Direct Marketing, Inc. ("LDDM") referred to collectively as the "Company".

    All significant intercompany balances and transactions have been eliminated in consolidation.

    LDDH, which was formerly known as Golden Ark, Inc. was inactive until October 6, 1995, when it acquired all of the outstanding stock of LDDI in exchange for 3,000,000 shares of LDDH and LDDI became a wholly owned subsidiary of LDDH. LDDI is a New York corporation which was formed in 1991 for the purpose of acting as the general partner of Long Distance Direct L.P. ("LDDLP"), a New York limited partnership formed at the same time for the purpose of carrying on the business of a non-facilities based re-seller of long-distance telephone services. On October 5, 1995, LDDI acquired all of the partnership interests of LDDLP in exchange for 3,218,821 shares of common stock of LDDI. This transaction was accounted for as a change in form of organization. Prior to its acquisition of LDDI, Golden Ark, Inc. effected a 1 for 1.4700477 forward split of its common stock. After its acquisition of LDDI, Golden Ark, Inc. changed its name to Long Distance Direct Holdings, Inc.

    For accounting purposes, the acquisition of the common stock of LDDI has been treated as a recapitalization of LDDI with LDDI as the acquirer (reverse acquisition). Stockholders' equity and loss per share data has been restated to give retroactive recognition to the recapitalization.

    The consolidated financial statements include the combined activities of LDDI and LDDLP for the year ended December 31, 1994 and for the period from January 1, 1995 through October 5, 1995. Therefore no pro-forma data has been presented.

    The Company is a non-facilities based reseller of outbound and inbound long-distance telephone, teleconferencing, cellular long-distance and calling card services to commercial customers. All of the services sold by the Company through December 31, 1995 were provided by AT&T. The Company commenced operations with MCI during 1996. The Company signs up customers and provisions them onto the networks of AT&T and MCI, which provide the actual transmission of service. The Company does not own or lease any telephone equipment or participate in the call completion process.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Allowance for Doubtful Accounts

    Accounts receivable are net of allowance for doubtful accounts of $318,976 and $163,149 as of December 31, 1996 and 1995, respectively. The Company estimates an allowance based upon various factors, including credit risk and industry standards.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    Revenues, Collections and Cost Recognition

    Revenues are recognized as service is provided to the Company's customers. Through December 31, 1995, the Company operated under a billing service agreement with an affiliate of AT&T. Under the agreement, AT&T's affiliate provided billing services on behalf of the Company. Subsequent to December 31, 1995, the Company contracted with another billing company to provide billing services. The Company's customers make payments directly to the Company through a lock-box account. Costs are recognized based on monthly network usage billings received from AT&T and MCI.

    Accounting Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Future events could alter such estimates in the near term.

    Property and Equipment

    Property and equipment are stated at cost. Depreciation of furniture and computer equipment is provided using the straight-line method for financial reporting purposes based on their estimated useful lives. Depreciation of leasehold improvements is provided using the straight-line method for financial reporting purposes based on their estimated useful lives or the life of the lease, whichever is shorter. Depreciation and amortization expense was $64,372, $54,580 and $45,905 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Initial Public Offering Costs

    The Company incurred costs of approximately $407,000 in connection with an initial public offering which was not successfully completed in 1995. As a result, all such costs were charged to expense for the year ended December 31, 1995.

    Private Placement Costs

    Costs incurred in connection with private placements of common stock are recorded as a reduction in additional paid in capital.

    MCI Usage Credit


    During 1996, the Company received service credits from MCI, in amounts not to exceed $1,000,000, due to MCI's inability to provide service under the original contract with MCI (Note 5). The Company is due a credit each month (not to exceed $1,000,000 cumulatively) in an amount equal to the difference between the Company's actual usage and the required monthly commitment if the Company's actual usage exceeds the requirement. For the first eight months of the contract, the monthly commitment was zero. Credits in the amount of $208,000 are recorded as a reduction in actual network charges incurred during 1996.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    Weighted Average of Common Shares

    Earnings per share are based on the weighted average number of shares outstanding (4,467,972 in 1996, 3,416,577 in 1995 and 3,400,000 in 1994).
    The assumed exercise of stock options and warrants are anti-dilutive and therefore is not considered a common stock equivalent.

    Direct-Response Advertising


    The Company expenses advertising costs except for costs related to direct-response advertising. The costs of direct-response advertising, the purpose of which is to elicit sales to customers who could be shown to have responded specifically to the advertising, are capitalized and amortized over the period during which future benefits are expected to be received. Direct-response advertising consists primarily of the Company's televised marketing program. At December 31, 1996, costs related to this marketing program amounted to $500,000.


    Concentrations of Risk

    AT&T and MCI are currently the sole providers of the long distance telecommunications services that the Company resells to it's customers. The future business of the Company is currently entirely dependent upon the use of the AT&T and MCI networks. Changes in tariffs, regulations, or policies by AT&T and MCI, or the Company's failure to maintain or renew, or a termination of, such agreements would materially adversely affect the Company's financial condition and could result in a cessation of operations by the Company.

    The Company's customers are commercial businesses and are not concentrated in any particular geographic area of the United States.

    Preferred Stock

    The Company's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value and provide that the rights, preferences and privileges, of the preferred stock shall be determined by the Board of Directors. The Board of Directors has not taken any action to determine the rights, preferences or privileges of the preferred stock nor has any preferred stock been issued. There are no present plans to issue any shares of preferred stock.


3.  BASIS OF PRESENTATION

    The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained losses since inception and as a result has experienced deficiencies in cash flows from operations and has an accumulated deficit of $7,066,787 at December 31, 1996.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


3.  BASIS OF PRESENTATION (continued)

    The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

    Management is taking the following steps to revise its operating results and financial position, which it believes will be sufficient to provide the Company with the ability to continue in existence:

    - Increased sales volume through sub-contracted telemarketing and direct mail activities and establishment of an in-house telemarketing facility.

    -   Private placement in early 1997.

    - Televised marketing program to recruit additional independent sales representatives.

    - Strategic alliances for multi-level and other concentrated marketing programs.


4.  PRIVATE PLACEMENTS

    The Company sold approximately 1,899,000 shares of common stock through private placements during November and December of 1995 and throughout the year ended December 31, 1996, at prices ranging from $2.50 per share to $3.30 per share.


5.  COMMITMENTS AND CONTINGENT LIABILITIES

    Contract Tariffs with AT&T - Minimum Commitments

    Effective September 1, 1995, the Company entered into an individually negotiated contract for a fixed term of four years with a one year extension at the Company's option. The agreement called for minimum purchase commitments of $2,400,000 on a semi-annual basis and $4,800,000 on an annual basis. The agreement also required minimum purchases with respect to new business usage of $240,000 on a semi-annual basis and $480,000 on an annual basis.

    In February 1997, the Company signed a four-year agreement with AT&T, effective March 1, 1997, that superseded the contract dated September 1, 1995. The Company's minimum quarterly purchase commitment is $1,200,000 in years one to three and increases to $1,475,000 in the fourth year. Failure to achieve the minimum will require payment of the amount of the shortfall. The agreement is not renewable.

    Contingent Liability to AT&T - Failure to Meet Minimum Purchase Obligations

    As discussed above, the previous agreement with AT&T called for certain minimum usage by the Company. The Company did not meet such minimum usage requirements. The shortfall (the difference between actual usage and the minimum requirement) asserted by AT&T was

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


5.  COMMITMENTS AND CONTINGENT LIABILITIES (continued)

    Contingent Liability to AT&T - Failure to Meet Minimum Purchase Obligations (continued)

    approximately $2,300,000, of which approximately $965,000 was billed as of December 31, 1996, with the balance to be billed. On February 6, 1997, the Company entered into a release and settlement agreement with AT&T whereby the Company will be released from the entire $2,300,000 obligation subject to certain conditions, which include payment by the Company of a total of $320,000 (the amount of the Company's obligations as of November 1, 1996, excluding the shortfall) over a six (6) month period starting January 1, 1997. The Company has made payments of $180,000 toward this balance Also, the Company is required to be current on all of its future invoices for ongoing service. Upon full payment of this amount, AT&T will credit the Company's account for the full amount of the shortfall. The Company's obligations under the release agreement are secured by a lien on it's accounts and accounts receivable. The Company's failure to make any and all payments on a timely basis would constitute a default under the settlement agreement and could result in termination of service by AT&T. These financial statements do not include a provision for the shortfall amount.

    Billing Disputes

    For December 1996, the Company was billed approximately $570,000 by AT&T for certain usage by an unauthorized user of a phone card issued by the Company. The Company has taken the position that its documentary material with AT&T relating to credit card fraud demonstrates that its liability for fraudulent use is limited to $500.00. AT&T has notified the Company that it is their position that the Company is responsible for the full amount of the charges. The outcome of this issue is uncertain and the effect of this dispute, if any, on the Company's current obligations as set forth in the aforementioned settlement agreement, has not been determined. Accordingly, these financial statements do not contain a provision for this liability.

    Carrier Agreement with MCI - Minimum Commitments

    On March 1, 1996, the Company entered into an agreement with MCI under which the Company is authorized to resell various MCI services. This agreement superseded a prior agreement dated August 1, 1995 under which MCI was unable to provide service.

    In September of 1996, the Company signed an amendment to its contract with MCI which extends the initial ramp period and consequently, the term of the original contract. The amended contract affords the Company an eighteen (18) month ramp period followed by a thirty (30) month service period. During the first eight months of the ramp period, the Company has no minimum purchase obligations. During the ninth through twelfth months, the Company is obliged to purchase $250,000 of services per month; during the thirteenth through fifteenth month $500,000; during the sixteenth through eighteenth month, $750,000; and during

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


5.  COMMITMENTS AND CONTINGENT LIABILITIES (continued)

    Carrier Agreement with MCI - Minimum Commitments (continued)

    the thirty month service period, $1,000,000 per month. In the event that the Company fails to meet its minimum purchase requirements, it must pay MCI fifteen (15) percent of the difference between the amount used and the respective minimum monthly requirement.

    In consideration of its inability to provide service under the August 1995 contract prior to December 31, 1995, MCI agreed to compensate the Company in the form of a service credit in an amount not to exceed $1,000,000, to be applied against its initial usage under the 1996 contract.

    Joint Venture Agreement

    The Company has entered into a joint venture agreement with a leading television production company to launch a marketing program based on broadcast media. The Company expended approximately $500,000 during 1996 for production and origination costs, with all media expenditures being borne by its joint venture partner. All such costs have been capitalized and will be amortized over the estimated useful life, starting in 1997.

    Installment Obligation - New York State Taxes

    The State of New York Department of Taxation & Finance has filed two separate warrants against the Company evidencing judgment liens for uncontested tax liabilities. The Company has negotiated a payment plan with the State of New York. The Company is making the required payments under the plan and the warrants will be released when all required payments have been made.

    Installment Obligation - Federal Excise Taxes

    During 1993, 1994 and the first quarter of 1995, the Company did not remit payments for Federal excise taxes which were due to the Internal Revenue Service. The Company entered into an installment agreement with the Internal Revenue Service for the payment of such taxes. The agreement required monthly payments of $34,000 until the total liability, including taxes and interest had been satisfied. Penalties were waived by the Internal Revenue Service. The Internal Revenue Service has filed a tax lien in connection with this obligation, which will be released upon the satisfaction of all amounts due under the agreement. As of September 1996, the Company had made all of its payments under the payment plan. As of December 31, 1996, the Company was awaiting a final determination from the Internal Revenue
    Service as to the satisfaction of its liability under this agreement.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


5.  COMMITMENTS AND CONTINGENT LIABILITIES (continued)

    Leases

    The Company conducts its operations in leased facilities under a noncancellable operating lease expiring in 2000. The Company also leases automobiles and equipment under noncancellable operating leases expiring in 2001. The minimum rental commitments under operating leases are as follows:

    Year ending December 31,
            1997                                        $285,924
            1998                                         270,177
            1999                                         215,060
            2000                                         198,224
            2001                                           3,416
                                                        --------
            Total Minimum Payments Required             $972,801
                                                        ========

    Rent expense charged to operations was $91,688, $100,975 and $98,868 for the years ended December 31, 1996, 1995 and 1994, respectively.


6.  NOTES PAYABLE

    Notes payable consist of the following:

                                                                  December 31, 1995
                                                                  -----------------
    Note payable to Bank of New York (a)                             $  500,000

    Notes payable to two former partners, issued in
      connection with Partnership buy-out (b)                           555,000

    Note payable, bearing interest at 20%, payable
      in six (6) equal monthly installments (c)                         110,000

                                                                     ----------
                                                                      1,165,000
    Less:  current portion                                            1,165,000
                                                                     ----------
                                                                     $      -0-
                                                                     ==========

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


6.  NOTES PAYABLE (continued)

    (a)  Note Payable - Bank

         On October 28, 1994, the Company borrowed $500,000 from the Bank of New York, pursuant to a General Loan Security Agreement, with interest payable monthly at a rate equal to the prime rate plus one-half (1/2) percent. The loan was secured by a $500,000 certificate of deposit which was issued by the bank to a shareholder of the Company. The shareholder entered into an agreement with the Company under which it agreed to subscribe to 166,667 shares of the Company's common stock at $3.00 per share. On November 18, 1996, the stockholder purchased 166,667 shares for $500,000 and, on the same date, the bank loan was repaid in full.

    (b)  Notes Payable - Partnership Buy-Out Agreement

         On April 6, 1993, certain officers and LDDI entered into a buy-out agreement to purchase the interests of two (2) partners in LDDLP.

         A dispute arose with respect to the agreement, and on September 20, 1996 the parties entered into an agreement to settle pending litigation. In accordance with the terms of the settlement, the Company paid the sellers $500,000 in settlement of the litigation and as full satisfaction of all remaining obligations under the buy-out agreement. As a result of the settlement, the Company recorded cancellation of indebtedness income of approximately $108,000.

    (c)  Note Payable - Other

         Pursuant to a loan made on December 6, 1994, the Company borrowed an aggregate principal amount of $200,000 from one lender. The note was evidenced by a promissory note, was payable in six (6) equal monthly installments starting April 6, 1995, and bore interest at a rate of 20% per annum. The notes were personally guaranteed by certain officers of the Company. Prior to December 31, 1995 the lender converted $90,000 of principal into shares of the Company's common stock at a price of $3.00 per share. In August 1996, an officer and shareholder of the Company paid the lender $229,330, representing the unpaid principal of $110,000, and accrued interest and fees of $119,330, in consideration of the lender granting the shareholder the benefit of the lender's interest in all such amounts owed by the Company.

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


7.  STOCK OPTION PLAN

    During 1995, the Company adopted the 1995 Stock Option Plan (the "Stock Option Plan"), pursuant to which key employees of the Company who have been selected as participants are eligible to receive awards of options to purchase common shares.

    Options granted under the Stock Option Plan may be Incentive Stock Options ("ISOs"), within the meaning of Section 422 of the U.S. Internal Revenue Code, as amended (the "Code"), or non-qualified stock options ("NQSOs"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price in the case of ISOs of the fair market value (as defined in the Stock Option Plan) of the common shares on the date of grant and a minimum price in the case of NQSOs of the par value of the common shares. In the discretion of the Committee, the option exercise price may be paid in cash or in common shares or other property having fair market value on the date of exercise equal to the option exercise price, or by delivering to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.

    A summary of stock option activity for the years ended December 31, 1996 and 1995 is as follows:

                                        Number of     Option Price
                                         Options        Per Share
                                        ---------     ------------
      Granted                           1,000,000        $ .001
      Exercised                               -0-
      Cancelled                               -0-
      Outstanding, December 31, 1995    1,000,000        $

      Granted                           1,000,000        $3.30
      Exercised                            10,000          .001
      Cancelled                               -0-
      Outstanding, December 31, 1996    1,990,000

    Subsequent to December 31, 1996, options to purchase 270,000 shares of common stock were exercised at $.001 per share. In addition to the options issued under the Stock Option Plan, the Company granted an additional 105,000 options to purchase shares to certain parties.

8.  INCOME TAXES

    For the period from January 1, 1993 through October 5, 1995, LDDLP operated as a limited partnership for Federal and State income tax purposes. Accordingly, all of the partners were required to report their share of the Company's loss on their respective Federal and State income tax returns.

    At December 31, 1996, the Company had net operating loss carryforwards for financial and U.S. Federal income tax purposes of approximately $7,000,000, which are available to offset

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


8.  INCOME TAXES (continued)


    future taxable income and begin to expire in the year 2007. The utilization of such losses against future profits may be limited, dependent on ownership changes in the Company.

    Deferred taxes have not been recorded as the temporary differences, consisting primarily of differences related to the method of recognizing bad debts and depreciation, are not considered material by management.


9.  SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

                                                      1996        1995       1994
                                                    --------    --------    ------
      Cash paid during the year for interest      $  119,588    $ 55,151    $3,719
      Private placement costs accrued                    -0-     174,232       -0-
      Conversions of debt to equity                1,350,000     337,500       -0-
      Financing and other expenses paid in stock     584,263         -0-       -0-
      Liabilities paid in stock                      100,407         -0-       -0-
      Assets acquired for stock                      156,250         -0-       -0-


10. RELATED PARTY TRANSACTIONS

    Officers Loans

    Loans receivable from officers includes amounts paid to officers who are principal owners of the Company. Such amounts are non-interest bearing and have no specific terms regarding repayment. Officers loans are shown net of accrued compensation of $180,000 to such officers.

    As of December 31, 1995, loans payable to officers are non-interest bearing and have no specific terms regarding repayment.

    Shareholder Loans

    In March 1996, the Company entered into an agreement with a shareholder of the Company, pursuant to which the shareholder agreed to loan $500,000 to the Company. The agreement provided that the shareholder may convert all (but not less than all) of the loan into shares of the Company's common stock at a price of $3.30 per share at any time prior to the earlier of December 31, 1996 or the date on which the Company's common stock is listed for trading on NASDAQ. As consideration for the loan, the Company agreed to issue 150,000 shares of

              LONG DISTANCE DIRECT HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

10. RELATED PARTY TRANSACTIONS (continued)

    Shareholder Loans (continued)

    common stock to the shareholder, which is recorded as interest expense in the amount of $495,000 in 1996, and to pay the shareholder a fee equal to 1.5% of the first $50 million of revenues and 1% of revenues in excess of $50 million received by the Company from the customer billings generated by sales representatives recruited via the 1997 infomercial during the first two (2) years any revenue is received from such infomercial. In September 1996, the shareholder converted the entire amount of the loan into 151,515 shares of common stock.

    The Company entered into agreements with two (2) shareholders on August 1, 1996, pursuant to which the shareholders agreed to loan $350,000 and $150,000, respectively, to the Company. The loans bear interest at the rate of 12% per annum and are repayable within 60 days after receipt of the loan proceeds. The agreements provided that the loans were convertible into shares of the Company's common stock at a price of $2.50 per share. As additional consideration for the loans, the Company issued 23,205 shares of common stock, which is recorded as interest expense in the amount of $58,000 in 1996. The loan in the amount of $350,000 was converted into 140,000 shares of common stock. The loan in the amount of $150,000 was repaid prior to December 31, 1996.



    PLACEMENT FEES

    An officer, director and principal shareholder of the Company has a 33.3% interest in an investment firm whose affiliate received fees in connection with the sale of the Company's securities in a private placement.

11. OUTSTANDING WARRANTS

    At December 31, 1996, the Company had outstanding warrants to purchase 828,088 shares of the Company's common stock at prices ranging from $3.00 to $4.00 per share. The warrants become exercisable at various dates through 1999.


12. 401(k) PLAN

    The Company maintains a 401(k) plan that covers all eligible employees. The Company matches a percentage of employee contributions, up to a set percentage of compensation, as stated in the plan.

                      LONG DISTANCE DIRECT HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                   30-JUN
                                                                   ------
                                                                    1997        DECEMBER 31,
                                                                    ----        -----------
                                                                (UNAUDITED)        1996
                                                                ------------    ------------
ASSETS
------

CURRENT ASSETS
 Cash                                                            $   910,790    $  962,471
 Accounts receivable (net of allowance for
  doubtful accounts of $566,069 and $318,976, respectively)        4,058,962     1,125,986
 Other current assets                                                932,528       924,431
                                                                 -------------------------
        Total Current Assets                                       5,902,280     3,012,888
                                                                 -------------------------
PROPERTY AND EQUIPMENT
 Furniture and equipment                                             194,691       156,926
 Computer equipment and software                                     421,377       257,108
 Leasehold improvements                                              116,915        91,720
                                                                 -------------------------
                                                                     732,983       505,754
 Less: accumulated depreciation                                   $  258,159       193,576
                                                                 -------------------------
                                                                     474,824       312,178
                                                                 -------------------------
OTHER ASSETS                                                         127,711       129,623
OFFICER'S LOANS                                                      221,416       260,735
                                                                 -------------------------
                                                                   6,726,231     3,715,424
                                                                 =========================
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
 Accounts payable                                                  3,525,508     1,453,796
 Accrued expenses                                                    265,219       353,681
 Sales and excise taxes payable                                      482,722       490,716
                                                                 -------------------------
        Total Current Liabilities                                  4,273,449     2,298,193
                                                                 -------------------------

STOCKHOLDERS' DEFICIT
 Common stock - par value $.001 per share;
  authorized 30,000,000 shares; issued
  and outstanding 8,927,000 shares                                     8,927         6,598
 Additional paid in capital                                       10,938,290     8,477,420
 Accumulated deficit                                              (8,494,435)   (7,066,787)
                                                                 -------------------------

 Total Stockholders' Equity                                        2,452,782     1,417,231
                                                                 -------------------------
                                                                 $ 6,726,231    $3,715,424
                                                                 =========================

                   See notes to Consolidated Financial Statements

                       LONG DISTANCE DIRECT HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)



                                                (UNAUDITED)

                                        SIX MONTHS ENDED     SIX MONTHS ENDED
                                        ----------------      ---------------
                                             6/30/97               6/30/96
                                        ----------------      ---------------
REVENUES                                $4,729,313              $3,463,502

CUSTOMER REBATES AND REFUNDS                 3,963                   7,589
                                        ----------------------------------

NET REVENUES                             4,725,350               3,455,913

COST OF SERVICES                         3,746,938               2,139,809
                                        ----------------------------------
        Gross Profit                       978,412               1,316,104
                                        ----------------------------------

OPERATING EXPENSES
  Sales and marketing                      248,122                 316,173
  General and administrative             2,156,774               1,377,114
                                        ----------------------------------
        Total Operating Expenses         2,404,896               1,693,287
                                        ----------------------------------

LOSS FROM OPERATIONS                    (1,426,484)               (377,183)

OTHER EXPENSES (INCOME)
  Interest expense                           1,164                  65,339
  Interest income                               --                  (1,612)
                                                --                      --
                                        ----------------------------------
        Total Other Expenses (Income)        1,164                  63,727
                                        ----------------------------------
NET LOSS                                (1,427,648)              ($440,910)
                                        ==================================
NET LOSS PER SHARE                           (0.18)                  (0.11)

                      LONG DISTANCE DIRECT HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                                    SIX MONTHS ENDED
                                                                30-Jun-97       30-Jun-96
                                                                ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                        ($1,427,648)    ($440,910)

Adjustments to reconcile net loss to
net cash used in operating activities:
  Depreciation and amortization                                      64,583        31,269
  Amortization of note discount
  Imputed interest on personal guarantee
  Financing expenses
  Provision for doubtful accounts                                   336,029       126,417

Changes in assets and liabilities:
  (Increase) decrease in accounts receivable                     (3,180,069)     (821,711)
  (Increase) decrease in other current assets                        (8,097)     (234,338)
  (Increase) decrease in other assets                                 1,912      (145,707)
  Increase in accounts payable                                    2,071,712       798,219
  Increase (decrease) in accrued expenses                          (177,398)     (212,281)
  Increase (decrease) in sales and excise taxes payable              (7,994)     (172,678)
                                                                -----------    ----------
    Total Adjustments to Net Loss                                  (899,322)     (630,810)
                                                                -----------    ----------
      Net Cash Used in Operating Activities                      (2,326,970)   (1,071,720)
                                                                -----------    ----------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Acquisition of property and equipment                            (227,229)      (36,015)
                                                                -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds (payment) of notes payable                                     0       330,200
  Proceeds (payment) of related party loans                          39,319       235,490
  Proceeds from private placement (net of certain expenses)       2,463,199     1,147,201
                                                                -----------    ----------
      Net Cash Provided by Financing Activities                   2,502,518     1,712,891
                                                                -----------    ----------
NET INCREASE (DECREASE) IN CASH                                     (51,681)      605,156
                                                                -----------    ----------
CASH - Beginning of Period                                          962,471       207,666

CASH - End of Period                                               $910,790      $812,822


                      LONG DISTANCE DIRECT HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the Company's position as of June 30, 1997 and December 31, 1996 and results of its operations and cash flows for the six month periods ending June 30, 1997 and June 30, 1996.



The accounting policies followed by the Company are set forth in Note 2 to the Company's financial statements in the Form 10KSB for the period ending December 31, 1996.



OTHER CURRENT ASSETS



Costs of direct-response advertising the purpose of which is to elicit sales to customers who could be shown to have responded specifically to the advertising are capitalized and amortized over the period during which future benefits are expected to be received. The balance sheets at December 31, 1996 and June 30, 1997 contain approximately $500,000 and $700,000, respectively, of such costs. These costs were incurred with respect to the Company's televised marketing program. The change in the balance represents amounts paid to Guthy-Renker in the first six months of 1997 to finance losses incurred with respect to the sale of sales agent kits sold with regard to this program. In the third quarter of 1997, amounts recorded with respect to this loss will be reclassified to offset the Company's payable to Guthy-Renker.



ACCOUNTS RECEIVABLE



Accounts Receivable at June 30, 1997 contains an unbilled receivable of $1.3 million from the Company's customers and $1.1 million from Guthy Renker Distribution, Inc., its infomercial producer. See Managements' Discussion and Analysis for further explanation.



Stock Option Plan
-----------------



Subsequent to December 31, 1996 and through June 30, 1997 the Company granted an additional 450,000 options to purchase shares to certain parties as follows: in January of 1997, options to purchase 350,000 shares were granted at an exercise price of $3.00 per share and in April, 1997, options to purchase 100,000 shares were granted at an exercise price of $2.00 per share.



No Compensation expense has been recorded with respect to these options since the exercise price was equal to or exceeded the fair market value of the stock at the date of grant.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

22.     Indemnification of Directors and Officers

Section 78.751 of the Nevada General Corporation Law provides for indemnification of directors and officers against certain liabilities. Officers and directors of the Company may be indemnified generally against expenses actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

23.     Other Expenses of Issuance and Distribution

                Registration fee                $   835
                Legal fees and expenses          35,000
                Accounting fees and               5,000
                  expenses
                Blue sky fees and expenses        1,000
                Printing                          5,000
                Miscellaneous                     3,165
                                                -------
                   Total                        $50,000(1)

(1) All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be paid by the Company.

24.     Recent Sales of Unregistered Securities

The Company has sold the following securities within the last three years:

In October, 1995, the Company issued 3,000,000 shares of Common Stock to the stockholders of Long Distance Direct, Inc. (LDDI) in exchange for all of the shares of LDDI stock pursuant to the terms and conditions of an Agreement and Plan of Reorganization among the Company, LDDI and the stockholders of LDDI. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

In November, 1995, the Company granted options under the Company's 1995 Option Plan to purchase 1,000,000 shares of Common Stock to officers, employees and consultants. The grant of such options was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Between November, 1995 and January, 1996, the Company sold 440,833 shares of Common Stock at a price of $3.00 per share to a total of approximately 18 accredited investors, none of whom were U.S. persons. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

In February, 1996, the Company issued 23,000 shares of Common Stock to an aggregate of five individuals for consulting services. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

Between April and July 1996, the Company sold 204,000 shares of Common Stock at a price of $3.30 per share to a total of approximately 5 accredited investors, none of whom were U.S. persons. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

Between April and July, 1996, the Company sold 303,151 shares of Common Stock at a price of $3.30 per share to two accredited investors. The sale of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

In May, 1996, the Company issued 7,988 shares of Common Stock to two individuals in consideration of their having made bridge loans to the Company. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In May, 1996, the Company issued 150,000 shares of Common Stock to Business Systems Consultants Limited, an accredited investor, in consideration of its having provided a convertible loan to the Company. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In May, 1996, the Company granted Guthy-Renker the right to receive shares of the Company's Common Stock valued at approximately $100,000 for every $5,000,000 of gross revenue, excluding taxes, received by the Company from the sale of telephone services by the Company's sales agents recruited through an infomercial produced by Guthy-Renker. The grant of such right was exempt under
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In July, 1996, the Company issued 150,000 shares to Manhattan West, Inc. for consulting services. The issuance of such shares was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In June, 1996, the Company issued 12,500 shares of Common Stock to Wise and Shepard as partial consideration for the cancellation of the Company's debt to Wise and Shepard for legal services rendered. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In August, 1996, the Company issued warrants to purchase 25,500 shares of Common Stock at a price of $3.00 per share and warrants to purchase 14,000 shares of Common Stock at a price of $3.30 per share, to Thomas Scichili, a non-U.S. person. The warrants were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

In August, 1996, the Company granted an option to Michael Preston to purchase, at an exercise price of $2.50 per share, 60,000 shares of the Company's Common Stock. The grant of such option was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In September, 1996, the Company sold 60,606 shares of Common Stock at a price of $3.30 per share and issued warrants to purchase an aggregate of 60,606 shares of Common Stock at $4.00 per share to two accredited investors, neither of whom was a U.S. person. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

In September, 1996, the Company sold 151,515 shares of Common Stock at a price of $3.30 per share to Business Systems Consultants Ltd., an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In an offering that terminated on November 18, 1996, the Company sold 812,970 shares of Common Stock at a price of $3.30 per share and issued warrants to purchase an aggregate of 401,362 shares of Common Stock at a price of $4.00 per share. The offering was made on behalf of the Company by Capital Growth International LLC as placement agent. The securities were issued to a limited number of investors, none of whom were U.S. persons. The securities were issued pursuant to Regulation S promulgated under the Securities Act of 1933. The Company also issued to the placement agent, as a portion of its compensation, warrants to purchase, at a price of $3.30 per share, up to 283,454 shares of Common Stock. The placement agents' warrants were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In an offering that terminated on November 18, 1996, the Company sold 77,500 shares of Common Stock at a price of $3.30 per share. The offering was made on behalf of the Company by Capital Growth International LLC as placement agent. The shares were issued to a limited number of accredited investors. The issuance of such shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The Company also issued to the placement agent, as a portion of its compensation, warrants to purchase, at a price of $3.30 per share, up to 30,706 shares of Common Stock. The placement agents' warrants were issued pursuant to
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

On November 4, 1996, the Company sold 140,000 shares of Common Stock at a price of $2.50 per share to Business Systems Consultants Ltd., an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

On November 22, 1996, the Company granted options to purchase 1,045,000 shares of Common Stock to officers, employees and consultants. Options to purchase 1,000,000 of the shares were granted under the Company's 1995 Option Plan. The grant of such options was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

On November 25, 1996, the Company sold 400,000 shares of Common Stock at a price of $2.50 per share to Business Systems Consultants Ltd., an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In November, 1996, the Company issued 166,667 shares to Wingmead Securities, Ltd. a non-U.S. person, at a price of $3.00 per share. The shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

In November, 1996, the Company issued warrants to purchase, at a price of $3.30 per share, 6,400 shares and 6,060 shares to Business Systems Consolidated Ltd. and Alberdale Partners Limited, respectively, both non-U.S. persons. The warrants were issued pursuant to Regulation S promulgated under the Securities Act of 1933.

In November, 1996, the Company issued 16,250 and 6,955 shares of Common Stock respectively to Business Systems Consultants Ltd. and Michael Preston in consideration of their having made bridge loans to the Company. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In January, 1997, the Company granted an option to National Benefits Consultants, LLC to purchase up to 20% of the Company's Common Stock at $3.00 per share. The option was granted pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In January, 1997, the Company granted an option to Rowland W. Day to purchase, at an exercise price of $3.00 per share, 350,000 shares of Common Stock. The option was granted pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In March, 1997, the Company issued 85,000 shares of Common Stock to Capital Growth International, L.L.C. or nominee for investment banking services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

In an offering that terminated on April 17, 1997, the Company sold 1,529,491 shares of Common Stock at a price of $2.00 per share. The offering was made on behalf of the Company by Cruttenden Roth Incorporated as placement agent. The shares were issued to a limited number of accredited investors. The issuance of such shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The Company also issued to the placement agent, as a portion of its compensation, warrants to purchase, at a price of $2.00 per share, up to 152,950 shares of Common Stock. The placement agents' warrants were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

On April 21, 1997, the Company agreed to issue 15,000 shares of Common Stock and grant an option to Day, Campbell & McGill to purchase, at an exercise price of $2.00 per share, 400,000 shares of Common Stock. The option was granted pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The shares will be registered on Form S-8.

25.     Exhibits

          2.1 Agreement and Plan of Reorganization dated October 6, 1995 between Golden Ark, Inc. (now known as Long Distance Direct Holdings, Inc.) Long Distance Direct, Inc. and the stockholders of Long Distance Direct, Inc.*

          3.1 Amended and Restated Articles of Incorporation of Long Distance Direct Holdings, Inc. (formerly known as Golden Ark, Inc.).*

          3.2 Certificate of Amendment of Articles of Incorporation of Long Distance Direct Holdings, Inc.*

          3.3           Bylaws, as amended, of Long Distance Direct Holdings,
                        Inc.*


          5.1           Opinion of Day, Campbell & McGill.****

                10.1 Buy-out Agreement between Long Distance Direct, Inc., and Steven Lampert, Michael Preston, Jeffrey Schwartz, Michael Miller and JAMI Marketing Services, Inc.*

                10.2 Amended Lease Agreement for Suite 1430, 1 Blue Hill Plaza, Pearl River, New York 10965, dated December, 1996.**

                10.3 Agreement with AT&T dated July, 1995 for supply of long distance telephone service for resale.*

                10.4 Agreement with MCI dated March, 1996 for supply of long distance telephone service for resale.*

                10.5    1995 Stock Option Plan.*


                10.6 Agreement with Guthy-Renker Engler dated May 15, 1996, regarding the marketing and distribution of an infomercial.**


                10.7 Agreement with Schulberg MediaWorks, Inc. dated June 10, 1996 regarding the production of an infomercial.**

                10.8 Agreement with Kaire International, Inc. dated November, 1996 and extension thereof dated December, 1996 regarding supply of telecommunications services.**

                10.9 Agreement with National Benefits Consultants, LLC dated January, 1997 regarding supply of telecommunications services.**

                10.10 Agreement with AT&T dated February, 1997 for supply of long distance telephone service for resale.**

                10.11   Amendment to MCI Agreement dated September 23, 1996.**


                10.12   Amendment to MCI Agreement dated February 4, 1997.***



                10.13   Amendment to MCI Agreement dated April 25, 1997.***



                10.14   Addendum to MCI Agreement dated January 7, 1997***



                10.15 Agreement with Credit Education Center, L.L.C. dated August, 1997.****


                21      List of Subsidiaries.**

                23.1    Consent of Adelman, Katz & Mond, LLP****

                23.2    Consent of Day, Campbell & McGill, included in Exhibit
                        5.1.


                27      Financial Data Schedule.****


----------------
   * Incorporated by reference to the Company's Form 10-K/A dated November 7, 1996 filed with the Commission on November 7, 1996.

  ** Incorporated by reference to the Company's Registration Statement on Form
     SB-2 (File No. 333-18039) filed with the Commission on December 17, 1996 and Pre-Effective Amendment No. 1 thereto filed with the Commission on March 25, 1997.

 *** Previously filed.

**** Filed herewith.


26.     Undertakings

        A.      Supplementary and Periodic Information, Documents and Reports

                Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

        B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of 1933

                The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        C.      Indemnification

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        D.      Item 512 Undertaking with Respect to Rule 430A

                The undersigned registrant hereby undertakes that:

                (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

                (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pearl River, State of New York on September 25, 1997.


                                            LONG DISTANCE DIRECT HOLDINGS, INC.



                                            By: /s/ Steven Lampert
                                               --------------------------------
                                               Steven Lampert, President

Each person whose signature to this Registration Statement appears below hereby appoints Steven Lampert and Michael Preston, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Steven Lampert
--------------------------                              September 25, 1997
Steven Lampert, President
and Director

/s/ Michael Preston
--------------------------                              September 25, 1997
Michael Preston
Chief Financial Officer
and Director

/s/ Lori Colin
--------------------------                              September 25, 1997
Lori Colin
Controller

/s/ Rowland W. Day II
--------------------------                              September 25, 1997
Rowland W. Day II
Director

                                EXHIBIT INDEX
                                -------------

       Exhibit No.                        Description
       -----------                        -----------

           2.1 Agreement and Plan of Reorganization dated October 6, 1995 between Golden Ark, Inc. (now known as Long Distance Direct Holdings, Inc.) Long Distance Direct, Inc. and the stockholders of Long Distance Direct, Inc.*

           3.1 Amended and Restated Articles of Incorporation of Long Distance Direct Holdings, Inc. (formerly known as Golden Ark, Inc.).*

           3.2 Certificate of Amendment of Articles of Incorporation of Long Distance Direct Holdings, Inc.*

           3.3    Bylaws, as amended, of Long Distance Direct Holdings,
                  Inc.*


           5.1    Opinion of Day, Campbell & McGill.****


          10.1 Buy-out Agreement between Long Distance Direct, Inc., and Steven Lampert, Michael Preston, Jeffrey Schwartz, Michael Miller and JAMI Marketing Services, Inc.*

          10.2 Amended Lease Agreement for Suite 1430, 1 Blue Hill Plaza, Pearl River, New York 10965, dated December, 1996.**

          10.3 Agreement with AT&T dated July, 1995 for supply of long distance telephone service for resale.*

          10.4 Agreement with MCI dated March, 1996 for supply of long distance telephone service for resale.*

          10.5    1995 Stock Option Plan.*


          10.6 Agreement with Guthy-Renker Engler dated May 15, 1996 regarding the marketing and distribution of an infomercial.**


          10.7 Agreement with Schulberg MediaWorks, Inc. dated June 10, 1996 regarding the production of an infomercial.**

          10.8 Agreement with Kaire International, Inc. dated November, 1996 and extension thereof dated December, 1996 regarding supply of telecommunications services.**

          10.9 Agreement with National Benefits Consultants, LLC dated January, 1997 regarding supply of telecommunications services.**

          10.10 Agreement with AT&T dated February, 1997 for supply of long distance telephone service for resale.**

          10.11   Amendment to MCI Agreement dated September 22, 1996.**


          10.12   Amendment to MCI Agreement dated February 4, 1997.***



          10.13   Amendment to MCI Agreement dated April 25, 1997.***



          10.14   Addendum to agreement with MCI dated January 7, 1997.***



          10.15 Agreement with Credit Education Center, L.L.C. dated August, 1997.****


          21      List of Subsidiaries.**

          23.1    Consent of Adelman, Katz & Mond, LLP****

          23.2    Consent of Day, Campbell & McGill, included in Exhibit
                  5.1.

          27      Financial Data Schedule.****

----------------
* Incorporated by reference to the Company's Form 10-K/A dated November 7, 1996 filed with the Commission on November 7, 1996.

** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-18039) filed with the Commission on December 17, 1996 and Pre-Effective Amendment No. 1 thereto filed with the Commission on March 25, 1997.


***  Previously filed.


**** Filed herewith.